Exhibit 10.01
***CERTAIN MATERIAL (INDICATED BY THREE ASTERISKS IN BRACKETS) HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) IS OF THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

SHARE PURCHASE AGREEMENT
This SHARE PURCHASE AGREEMENT (this “Agreement”) dated as of December 7, 2020 (the “Signing Date”), is entered into by and among NortonLifeLock Inc., a Delaware corporation (“Buyer”), Alpaca HoldCo GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) under the laws of Germany (the “Company”), Alpaca TopCo GmBH, a limited liability company (Gesellschaft mit beschränkter Haftung) under the laws of Germany (“TopCo”) and each of the Persons listed on Schedule I attached hereto (each a “Seller” and collectively, the “Sellers”). Exhibit A contains definitions, or references to the definitions, of certain the capitalized terms used in this Agreement. The Sellers, the Company, TopCo the Seller Representative and Buyer are referred to individually as a “Party” and collectively as the “Parties.”
BACKGROUND
A.    Seller 1 owns 100% of the issued and outstanding shares and other equity interests of the Company (the “Company Interests”), and the Company, Seller 2, Seller 3, and Seller 4 collectively own 100% of the issued and outstanding shares and other equity interests of TopCo (the equity interests of TopCo held by Seller 2, Seller 3 and Seller 4, together with the Company Interests, the “Transferred Interests”).
B.    On the terms and subject to the conditions set forth in this Agreement and in exchange for the consideration set forth in Section 1.3, the Sellers desire to sell, assign, convey, and deliver to Buyer all of the Transferred Interests, and Buyer desires to purchase from the Sellers the Transferred Interests, in each case, free and clear of all Liens (the “Transaction”).
C.    Concurrently with the execution and delivery of this Agreement, and as a material inducement to Buyer’s willingness to enter into this Agreement, each employee of the Acquired Companies listed on Annex I hereto (each, a “Key Employee”) is executing and delivering an employment offer letter (including a standard confidentiality and invention assignment agreement) (together, an “Employment Offer Letter”).
D.    The Company indirectly entered into the Zugspitze SPA and certain other agreements and documentation to acquire the entire issued share capital of BullGuard Limited, a private company registered in England and Wales with company number [***] (“BullGuard”), through De Facto 2245 Limited “BullGuard Buyer” on November 27, 2020.
AGREEMENT
In consideration of the mutual covenants, conditions and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, it is agreed as follows:

ARTICLE 1
PURCHASE AND SALE OF TRANSFERRED INTERESTS; CLOSING

1.1Closing. The closing of the Transaction (the “Closing”) will take place by the exchange of electronic signatures and notarial execution by the Sellers and the Buyer of an agreement providing for the assignment of the Transferred Interests from the Sellers to the Buyer (the “Transfer Deed”) on the later of (a) January 5, 2021 and (b) [***] after satisfaction (or waiver) of the conditions set forth in Article 6 (excluding conditions that, by their terms, are to be satisfied at Closing but subject to the satisfaction or waiver of such conditions). The date on which the Closing takes place shall be referred to as the “Closing Date”.

1.2    Purchase and Sale of the Transferred Interests.

1.2.1    On the terms and subject to the conditions set forth in this Agreement, the Sellers hereby sell with commercial effect (mit wirtschaftlicher Wirkung) as of the Closing Date to Buyer, and Buyer hereby accepts such sale and assignment of all of the Transferred Interests, free and clear of all Liens, for the consideration described in Section 1.3, as may be adjusted in accordance with this Agreement.
1.2.2.     The assignment of the Transferred Interests shall occur by way of the Transfer Deed and shall be subject to delivery by the Buyer to Seller 1, the Sellers’ Representative and the notary acting on the Transfer Deed and (b) evidence of the initiation of an irrevocable wire transfer of an amount equal to the Closing Cash to the Sellers in accordance with Section 1.3.2(a).

1.2.3    The sale and assignment of the Transferred Interests includes all rights and obligations attaching to the Transferred Interests as of Closing and also includes the right to dividends resolved upon but not yet paid.

1.3    Closing Deliverables; Payments at Closing.
1.3.1    Seller Deliveries. At the Closing, the Company, TopCo and the Sellers shall deliver or cause to be delivered to Buyer:
(a)each Seller Transaction Document and each Company Transaction Document (in each case other than this Agreement and the Disclosure Schedule), duly executed by each Seller, TopCo and/or the Company, as applicable;
(b)duly executed shareholder resolutions of the Company and TopCo as required under applicable Law and the organizational documents of each of the Company and TopCo approving the transactions contemplated by this Agreement;
(c)a certificate, dated as of the Closing Date, signed by any director of the Company, attesting to the completion of all necessary corporate action by the Company to execute and deliver this Agreement, the other Seller Transaction Documents and the other Company Transaction Documents, and to consummate the Transaction;
(d)a certificate signed by any director of the Company and TopCo, given by him or her on behalf of the Company and not in his or her individual capacity, to the effect that, with respect to the Company and the Sellers, the conditions set forth in Section 6.2.1, Section 6.2.2 and Section 6.2.5 have been satisfied;
(e)duly executed resignations (containing a general release and waiver of claims) of each director of the Company, TopCo and each of their respective Subsidiaries, which will be dated and delivered as at Closing and effective immediately;
(f)an affidavit issued to Buyer by an officer of each US Sub as required by Treasury Regulation Section 1.1445-2(c)(3) certifying that each of the US Subs has not been a United States real property holding corporation (as the term is defined in the Code and the Treasury Regulations promulgated in connection therewith) at any time during the five (5) year period ending on the Closing Date, substantially in the form attached as Exhibit D; and
(g)the Virtual Option Holder Letters duly executed by the Virtual Option Holders.
1.3.2    Buyer Deliveries. At the Closing, Buyer shall deliver or cause to be delivered the following:

(a)to the Sellers, evidence of the initiation of an irrevocable wire transfer of immediately available funds of each of the payments referred to in Section 1.4.5 (in accordance with the Closing Statement) to the account(s) designated in writing as set forth on the Closing Statement;
(b)to the Escrow Agent, the Escrow Amount; and

(c)to the relevant recipient(s), all transaction costs and expenses included in Notified Leakage Amount, in each case to the extent such costs and expenses remain outstanding at Closing; provided, that at least three (3) Business Days prior to the Closing, the Company has provided Buyer with a list of each such recipient, the amount of Notified Leakage Amount that such recipient is entitled to receive and the wire instructions of such recipient.
1.3.3    Sellers and Buyer Deliveries. At or prior to the Closing, the Sellers and the Buyer shall execute in front of a German notary public the Transfer Deed. The wording of the Transfer Deed shall be agreed between the Sellers and the Buyer no later than three (3) Business Days prior to the Closing. The Transfer Deed shall provide for:
(a)the assignment by the Sellers to the Buyer of all Transferred Interests, subject only to the condition precedent of the initiation of an irrevocable wire transfer of an amount equal to the Closing Cash to the Sellers in accordance with Section 1.3.2(a),
(b)an instruction to the acting notary to update the shareholder lists of the Company and TopCo to reflect the assignment provided for by the transfer deed upon receiving evidence of an irrevocable wire transfer of an amount equal to the Closing Cash to the Sellers in accordance with Section 1.3.2(a), and
(c)the choice of German law.
1.3.4    Total Price. Notwithstanding any other provision of this Agreement to the contrary, in no event shall Buyer be obligated to pay to the Sellers a total amount, in the aggregate, greater than the Total Purchase Price.

1.4    Purchase Price.

1.4.1    Calculation of Total Purchase Price. The aggregate purchase price to be paid by the Buyer for the Transferred Interests and the Shareholder Loans shall be the aggregate of (the “Total Purchase Price”) without duplication:
(a)USD 359,145,000; less
(b)the aggregate of all (if any) Notified Leakage Amounts; less
(c)the Virtual Options Amount, less
(d)the Disclosed Specific Indemnity Items.
1.4.2    Share and Interest Consideration.
(a)The consideration payable by Buyer to each of Seller 2, Seller 3 and Seller 4 for the their respective Shares shall be an amount equal to (i) the Per Share Amount multiplied by (ii) the total number of Shares held by the such Seller (excluding, for the avoidance of doubt, Seller 1) as of immediately prior to the Closing (in respect of each such Seller (excluding, for the avoidance of doubt, Seller 1), the “Share Consideration”), such amounts to be set opposite each such Seller’s name in the Closing Statement. The Share Consideration shall only be paid in accordance with, and subject to the terms of, Section 1.4.5.
(b)The consideration payable by Buyer to Seller 1 for the Company Interests shall be an amount equal to (i) (A) the Per Share Amount multiplied by (B) the total number of Shares held by the Company as of immediately prior to the Closing minus (ii) the amount equal to the Shareholder Loan Price (calculated in accordance with Section 1.4.3) (the “Seller 1 Company Interest Consideration”), such amount to be set opposite Seller 1’s name in the Closing Statement. The Seller 1 Company Interest Consideration shall only be paid in accordance with, and subject to the terms of, Section 1.4.5.

1.4.3    Seller 1 Shareholder Loans. The “Shareholder Loans Price” shall equal (after the exchange of the Euro denominated sum from clauses (a) and (b) of this Section 1.4.3 into United States Dollars in accordance with Section 1.5.9):
(a)[***] (being an amount equal to the aggregate principal and accrued but unpaid interest on the Shareholder Loans as at the Locked Box Date) (the “Initial Notes Price”); plus

(b)an amount equal to all accrued but unpaid interest (calculated on a daily basis on a 365-day year) on the Shareholder Loans accruing in the period from but excluding the Locked Box Date to and including the Closing Date (the “Additional Notes Price”) (as notified by Seller 1 to Buyer at least three (3) Business Days prior to the Closing Date).
1.4.4    Closing Statement. No later than three Business Days prior to the Closing Date, a statement (the “Closing Statement”) shall be delivered in writing by or on behalf of Seller 1 and the Sellers’ Representative to the Buyer, setting out, in each case as of immediately prior to the Closing:
(a)the calculation of the Total Purchase Price;
(b)the amount of each of Seller 2, Seller 3 and Seller 4’s respective Share Consideration;
(c)the amount of the Seller 1 Company Interest Consideration;
(d)each Seller’s Pro Rata Share of the Escrow Amount (with respect to each Seller, the “Escrow Contribution”);
(e)the Shareholder Loans Price, reflecting the amount of the Additional Notes Price and the conversion of the sum calculated pursuant to Section 1.4.3 into United States Dollars in accordance with Section 1.5.9;
(f)the Notified Leakage Amount;
(g)the Disclosed Specific Indemnity Items;
(h)the Virtual Options Amount; and
(i)and the wire instructions of each Seller.
1.4.5    Total Purchase Price Payments. The Total Purchase Price shall be paid by Buyer in United States Dollars by initiating on the Closing Date irrevocable wire transfers to the applicable accounts set forth in the Closing Statement of immediately available funds as follows:
(a)to the Escrow Agent, an amount equal to the Escrow Amount;
(b)to Seller 1, an amount equal to the (i) the Shareholder Loans Price and (ii) (A) the Seller 1 Company Interest Consideration minus (B) the amount equal to Seller 1’s Escrow Contribution;
(c)to Seller 2, an amount equal to (i) Seller 2’s Share Consideration minus (ii) the amount equal to Seller 2’s Escrow Contribution;
(d)to Seller 3, an amount equal to (i) Seller 3’s Share Consideration minus (ii) the amount equal to Seller 3’s Escrow Contribution; and
(e)to Seller 4, an amount equal to (i) Seller 4’s Share Consideration minus (ii) the amount equal to Seller 4’s Escrow Contribution.

1.4.6    Seller 1 Shareholder Loans. Buyer hereby assumes by way of assignment the Company’s obligation to pay the Shareholder Loans Price to Seller 1 in full and final settlement of all outstanding Indebtedness owing from the Company to Seller 1. Buyer, Seller 1 and the Company each hereby acknowledge and agree that (a) such assignment shall fully and finally release the Company and its Affiliates of all of its liability and obligation to pay the Shareholder Loans Price to Seller 1 pursuant to the Shareholder Loans and (b) notwithstanding the terms and provisions of the Shareholder Loans, the payment by Buyer to Seller 1 of the Shareholder Loans Price shall constitute a full and final discharge of all of the liabilities and obligations of Buyer, the Company and their respective Subsidiaries, Affiliates and Representatives under or relating to the Shareholder Loans and any other Indebtedness owed, or that may be owed, by Buyer, the Company or any of their respective Subsidiaries, Affiliates or Representatives to Seller 1 or any of its Affiliates, and Seller 1, on behalf of itself and its successors, assigns and Affiliates, hereby forever releases and discharges Buyer, the Company and any of their respective Subsidiaries, Affiliates and Representatives with respect to, arising from or relating to any liabilities (whether known or unknown, contingent, accrued or otherwise) or obligations under or in connection with the Shareholder Loans and any other Indebtedness owed, or that may be owed, by Buyer, the Company or any of their respective Subsidiaries, Affiliates or Representatives to Seller 1 or any of its Affiliates.
1.4.7    Virtual Options. Each of the Virtual Option Holders has exercised their respective Virtual Options conditional on Closing occurring in full and final settlement of all rights they have in respect of their Virtual Options. Buyer shall procure that the Company or TopCo (at the direction of the Company) shall pay the Virtual Options Amount to the Virtual Option Holders reasonably promptly after the Closing in accordance with the Virtual Option Holder Letters. The Acquired Companies shall take all action necessary or appropriate to provide for the cancellation of all Virtual Options effective as of the Closing.
1.5    Leakage.
1.5.1    Pre-Closing Leakage Notice. Three (3) Business Days prior to the Closing, Seller 1 and the Seller Representative shall deliver to Buyer a certificate setting forth all Leakage (if any) other than Permitted Leakage subsequent to the Locked Box Date through and including the Closing Date, including a schedule setting forth the dollar amount, components and reasonable supporting detail thereof (the “Pre-Closing Leakage Notice”), (such aggregate dollar amount, the “Pre-Closing Leakage Amount”). For the avoidance of doubt, the Pre-Closing Leakage Notice shall not modify in any manner any agreed amount of any Permitted Leakage item under this Agreement. For the avoidance of doubt, neither the Pre-Closing Leakage Notice, nor anything contained therein, shall limit, impair, or otherwise affect in any manner whatsoever any Seller obligations or any of Buyer’s rights pursuant to this Agreement in respect of such Leakage, and nothing herein shall (a) constitute or be deemed to constitute an acknowledgement or agreement by Buyer that Seller 1’s and the Seller Representative’s joint calculation of the Pre-Closing Leakage Amount is accurate or (b) preclude, limit, impair, or otherwise affect in any manner whatsoever Buyer’s right to recover any further amounts payable under this Agreement in respect of such Leakage.
1.5.2    Notice. Prior to the Closing, Seller 1 and the Seller Representative shall promptly, but in no event more than three (3) Business Days after any Seller has any knowledge thereof, notify Buyer in writing of any Leakage other than Permitted Leakage from and including the Locked Box Date to and including the Closing Date, together with a schedule setting forth the components thereof and reasonable supporting detail. For the avoidance of doubt, no notice provided pursuant to this Section shall modify in any manner any agreed amount of any Permitted Leakage item under this Agreement.
1.5.3    If, on or prior to Closing, any Leakage is notified in writing by any of the Sellers to the Buyer pursuant to Section 1.5.1 and/or Section 1.5.2 then the amount of Leakage that is so notified shall be the “Notified Leakage Amount”. The Parties acknowledge and agree that any Notified Leakage Amount shall be taken into account for the purposes of determining the Total Purchase Price in accordance with Section 1.4.1 and, accordingly, shall not be recoverable again after Closing as Leakage pursuant to this Section 1.5.
1.5.4    Representations and Covenants.

(a)Each of the Sellers hereby [***]:

(i)represents and warrants to the Buyer that from (and including) the Locked Box Date through and including the date of this Agreement, there has not been any Leakage other than Permitted Leakage; and
(ii)undertakes, covenants and agrees that during the period commencing on the date of this Agreement up to and including the Closing Date, there shall not be any Leakage other than Permitted Leakage.
1.5.5    On and after the Closing, each Seller [***] acknowledges and agrees, [***] that if, following a breach of Section 1.5.4 by such Seller, Buyer submits a valid Leakage Notice to any Seller, such Seller shall promptly (and in any event within ten (10) Business Days of delivery of such Leakage Notice) pay or cause to be paid to the Buyer (or any designee of Buyer) an amount in cash (in USD) equal to the amount of such Leakage received by or on behalf of that Seller set forth in such Leakage Notice.
1.5.6    In the absence of fraud, no Seller shall be liable under Section 1.5.4 unless written notice of such Leakage has been notified to such Seller (specifying in reasonable detail the nature of the Leakage and the amount due from it) on or before the date which is [***] after the Closing Date (the “Leakage Notice”).
1.5.7    The maximum aggregate liability of each Seller under this Section 1.5 shall not in any circumstances exceed [***] and the Buyer shall have no other remedy for any Leakage other than as set out in this Section 1.5.
1.5.8    No Seller shall be liable under Section 1.5.4 in respect of any Leakage to the extent:
(a)that the Buyer and/or any Acquired Company has actually recovered or received (with no obligation to repay) from a Person (other than the Buyer or any Acquired Company) an amount in respect of the alleged Leakage included in a Leakage Notice which would otherwise have given rise to a claim under this Section 1.5, then such Seller shall have no liability in respect of such claim to the extent of the Sum Recovered. For the purposes of this Section 1.5.8, “Sum Recovered” means an amount equal to the cash actually recovered or received by Buyer or any Acquired Companies (with no obligation to repay) from a Person less all costs, charges and expenses reasonably incurred by the Buyer or any Acquired Company (as the case may be) in recovering the amount or benefit from such Person, and less all reserves, deductibles, premium adjustments, retrospectively rated premiums and other similar amounts relating thereto; and
(b)of any related corresponding final savings to the Buyer or any Acquired Company arising from such Leakage by reason of the amount (if any) by which Tax obligation for which the Buyer or any Acquired Company would otherwise have been accountable or liable to be assessed is actually reduced or extinguished as a result of the Leakage; and
(c)of any amount in respect of Taxes which are actually recovered by repayment or credit by an Acquired Company as a result of such Leakage.
1.5.9    For purposes of any currency (other than United States Dollars) to United States Dollar exchange rates under this Agreement, the exchange rate shall be:
(a)in respect of any payment made between the Locked Box Date and the Closing Date, the applicable currency exchange rate on the date of payment;
(b)in respect of any payments to be made on Closing (including as scheduled in the Closing Statement), the applicable currency exchange rate on the Closing Date; and

(c)in respect of any payments to be made by the Sellers to the Buyer or any Buyer Indemnified Parties after Closing, the applicable currency exchange rate on the date thereof.
1.5.10    Following the Closing, Buyer shall use commercially reasonable efforts to obtain from the applicable Governmental Authority a refund of the VAT Taxes. If Buyer or any of the Acquired Companies receive a refund of the VAT Taxes from an applicable Governmental Authority (the “VAT Refund”), Buyer shall pay, or shall cause to be paid, to each Seller such Seller’s Pro Rata Share of the VAT Refund (net of the fees, costs and expenses of collection) promptly after receipt of such VAT Refund. [***].
1.5.11    Withholding Tax. Notwithstanding anything to the contrary contained in this Agreement, Buyer (and any other Person required to withhold with respect to any payment made under this Agreement) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of Tax Law; provided, however that, other than with respect to the payment of the Virtual Options Amounts, Buyer shall provide the Seller Representative and Seller 1 with advance written notice of any such intended withholding at least [***] days before the making of such payment, and Buyer shall cooperate in good faith with the Seller Representative and Seller 1 to obtain any available exception from, or reduction in, such withholding to the extent permitted under applicable Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS

Except as set forth on the Disclosure Schedule, which exceptions or disclosures, if any, will be deemed to be part of the representations and warranties made under this Agreement, each Seller represents and warrants [***], to Buyer as set forth below as of the Signing Date and the Closing Date, unless explicitly limited to a specific date.
2.1    Power and Authorization; Enforceability. Such Seller has all requisite right, power and authority to execute and deliver this Agreement and the other Seller Transaction Documents to which it is a party, to perform its obligations under this Agreement and under the Seller Transaction Documents to which it is a party. All necessary action has been taken by such Seller to authorize the execution, delivery and performance by it of this Agreement and each other Seller Transaction Document to which it is a party. Such Seller has duly executed and delivered this Agreement and, at or prior to the Closing, will have duly executed and delivered each other Seller Transaction Document to which it is a party. Assuming that this Agreement and each of the other Seller Transaction Documents to which such Seller is a party are valid and binding obligations of each of the other Parties to this Agreement and each of the other Seller Transaction Documents, this Agreement is, and each other Seller Transaction Document to which such Seller is a party, when duly executed and delivered at or prior to the Closing by such Seller will be, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its respective terms, except as enforceability of such objections may be limited by the Remedies Exception.
2.2    No Violation or Conflicts. The execution, delivery and performance by such Seller of this Agreement and the other Seller Transaction Documents to which such Seller is a party, and the consummation of the Transaction, do not and will not: (a) result in a violation or breach of, or default under, any provision of the organizational documents of such Seller; (b) result in a violation or breach of any provision of any Law or Order applicable to such Seller; or (c) result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel, any Contract to which such Seller is a party or by which such Seller is bound or to which any of his, her or its properties and assets are subject, in each case of clauses (a)-(c), that would have an adverse effect on the ability of such Seller to transfer title of such Seller’s Shares or Company Interests (as set forth opposite such Seller’s name on Section 3.4.1(a) of the Disclosure Schedule), as applicable, to Buyer. No Consent that has not been or will not be obtained prior to Closing is required to be obtained by such Seller in connection with the execution and delivery of this Agreement and the other Seller Transaction Documents to which such Seller is a party by such Seller or the performance by such Seller of its obligations under this Agreement and the other Seller Transaction Documents to which such Seller is a party.

2.3    Title. Such Seller is the sole legal, record and beneficial owner of the Shares and Company Interests, as applicable, set forth opposite such Seller’s name on Section 3.4.1(a) of the Disclosure Schedule, and such Seller owns good and valid title to such Shares and Company Interests, as applicable, free and clear of all Liens, and, immediately after the Closing, Buyer will own such Transferred Interests free and clear of all Liens (other than Liens imposed on such Transferred Interests by Buyer or restrictions under applicable securities Laws).
2.4    Solvency. No formal insolvency proceedings, whether in or out of court, leading to any form of bankruptcy, liquidation, administration, receivership, arrangement or scheme with creditors, moratorium, stay or limitation of creditors’ rights, interim or provisional supervision by a court or court appointee, winding-up or striking-off, or any event analogous to any such events in any jurisdiction, have commenced in relation to such Seller or any part of his/her/its assets or undertaking.
2.5    Legal Proceedings. There are no Proceedings pending (rechtshängig) or, to the knowledge (after reasonable inquiry) of such Seller, threatened in writing against or by such Seller that challenge or seek to prevent, enjoin or otherwise delay the ability of such Seller to sell and assign his, her or its Shares and Company Interests (set forth opposite such Seller’s name on Section 3.4.1(a) of the Disclosure Schedule), as applicable, to Buyer in connection and in accordance with the consummation of the Transaction.
2.6    Brokers. No investment banker, broker, finder or other intermediary is entitled to any fee or commission in connection with the Transaction based upon arrangements or agreements made by such Seller.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Except as set forth (i) [***] only to the extent the representations and warranties in this Article 3 relate to any member of the BullGuard Group as an “Acquired Company” and (ii) on the Disclosure Schedule, which exceptions or disclosures will be deemed to be part of the representations and warranties made under this Agreement, each Seller [***], TopCo and the Company represent and warrant to Buyer as set forth below as of the Signing Date and the Closing Date, unless explicitly limited to a specific date.
3.1    Organization and Good Standing.
3.1.1    Each Acquired Company is duly organized, validly existing and in good standing, as applicable, under the Laws of its jurisdiction of incorporation or formation, and has all necessary corporate or other company power and authority to carry on its business as presently conducted, and to own and lease the assets and properties which it owns and leases. Each Acquired Company has (a) not been declared insolvent or bankrupt and no action or request is pending to declare it insolvent or bankrupt; (b) not filed for insolvency or bankruptcy; and (c) is not insolvent, bankrupt, unable to pay its debts when and as they fall due, has not ceased or suspended payments or is in the process of dissolution, liquidation, compulsory administration, recovery or suspension of payments. No Acquired Company is affected by a mandatory cause of winding-up under the Laws of its jurisdiction of incorporation. No Acquired Company is a party to an enterprise agreement within the meaning of Sections 291 and 292 AktG. Neither the Company nor TopCo holds directly or indirectly any interest or sub-participation in any company, partnership or other entity other than in the Subsidiaries.
3.1.2    Each Acquired Company is in all material respects duly qualified to do business as a foreign corporation and is in good standing (if applicable) in each jurisdiction in which its ownership or leasing of assets or properties or the nature of its activities requires such qualification. [***], neither the execution and delivery of this Agreement or any other Contract contemplated hereby, nor the consummation of the Transaction and the other transactions contemplated hereby will result in any breach, termination, cancellation or cost increase under the [***] or the [***].
3.2    Power and Authorization; Enforceability. Each of the Company and TopCo has all requisite right, power, and authority to execute and deliver this Agreement and the other Company Transaction Documents, to perform its obligations under this Agreement and under each other Company Transaction Document, and to consummate the Transaction. All necessary corporate action has been taken by the Company and TopCo to authorize the execution, delivery and performance by the Company and TopCo of this Agreement and each other Company Transaction Document. Each of the Company and TopCo has duly executed and delivered this Agreement and, at or prior to the Closing, will have duly executed and delivered each other Company Transaction Document. Assuming that this Agreement and each of the other Company Transaction Documents are valid and binding obligations of each of the other parties to this Agreement and each of the other parties to the Company Transaction Documents, this Agreement is, and each other Company Transaction Document, when duly executed and delivered at or prior to the Closing by the Company and TopCo, will be, the legal, valid and binding obligation of the Company and TopCo enforceable against it in accordance with its respective terms, except as enforceability of such obligations may be limited by the Remedies Exception.

3.3    No Violation or Conflict. The execution, delivery and performance [***] of this Agreement and the other Company Transaction Documents, and the consummation of the Transaction do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of any of the Acquired Companies; (b) conflict with or result in a violation or breach of any provision of any Law or Order applicable to any Acquired Company; (c) conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the loss of rights of any Acquired Company, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel, any Material Contract to which any Acquired Company is a party or by which any Acquired Company is bound or to which any of their respective assets are subject; or (d) result in the creation or imposition of any Lien other than Permitted Liens on any assets of any of the Acquired Companies. Except as set forth on Section 3.3 of the Disclosure Schedule, no Consent is required to be made or obtained by any Acquired Company in connection with the execution and delivery of this Agreement and the other Company Transaction Documents and the consummation of the Transaction.
3.4    Capitalization; Ownership.
3.4.1    The authorized, issued and outstanding Shares and other equity securities of the Company and TopCo, as well as the beneficial owners thereof, are fully and accurately set forth on Section 3.4.1(a) of the Disclosure Schedule, which are the Transferred Interests. The authorized, issued and outstanding capital stock and other equity securities of each Acquired Company (other than the Company and TopCo), as well as the legal and beneficial owner(s) thereof, are fully and accurately set forth in Section 3.4.1(b) of the Disclosure Schedule. All of the outstanding Shares, Company Interests, other shares of capital stock, options, warrants or other equity interests of the Acquired Companies have been duly authorized and are validly issued and outstanding and fully paid, and none were offered or issued in violation of any applicable Law. The Transferred Interests, represent 100% of the issued and outstanding equity of the Company and TopCo. Each Acquired Company, directly or indirectly, is the legal and beneficial owner of all of the outstanding equity securities of its Subsidiaries. Sellers that are residents or citizens of the United States own less than 5% of the outstanding equity securities of the Company and TopCo (including the Shares, the Company Interests and any virtual shares or options).
3.4.2    The Sellers are the legal and beneficial owner of all of the Transferred Interests, in each case, free and clear of all Liens, and, immediately after the Closing, Buyer will own the Transferred Interests free and clear of all Liens (other than Liens imposed on the Transferred Interests by Buyer or under applicable securities Laws). Seller 2, Seller 3, Seller 4 and the Company have the sole right to vote or direct the voting of all of the Shares at each of their respective discretions, on any matter submitted to a vote of the equity holders of TopCo having the right to vote thereon. Seller 1 has the sole right to vote or direct the voting of the Company Interests at its discretion, on any matter submitted to a vote of the equity holders of the Company having the right to vote thereon. Other than as pursuant to the organizational documents of the Company provided to Buyer, there are no voting trusts, voting agreements, proxies, shareholder agreements or other arrangements relating to the Transferred Interests.
3.4.3    No Acquired Company has granted any preemptive rights, rights of first refusal or other similar rights with respect to any of such capital stock or other equity securities of any Acquired Company and there are no offers, options, warrants, rights, agreements or commitments of any kind granted or outstanding by any Acquired

Company relating to the issuance, conversion, registration, voting, sale or transfer of capital stock or any other equity securities of any Acquired Company or obligating any Acquired Company to purchase or redeem any of such capital stock or other equity securities. Other than to its shareholders, neither the Company nor TopCo has ever declared any unpaid dividends, and there are no accrued but unpaid dividends, on any shares of capital stock of the Company or TopCo.
3.4.4    There are no obligations, contingent or otherwise, of any Acquired Company to provide funds to, or make any investment in (whether in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any third party. No Acquired Company is a party to, or a participant in, any partnership, joint venture, or similar arrangement. Section 3.1 of the Disclosure Schedule contains a true and complete list of the articles of association, by-laws or other constitutional documents (as in effect on the Signing Date) of the Acquired Companies. True and complete copies of such documents have been disclosed to Buyer prior to the Signing Date.
3.4.5    Except as set forth on Section 3.4.5 of the Disclosure Schedules, there is no outstanding Indebtedness of any Acquired Company.
3.5    Compliance with Laws. Each Acquired Company has at all times during the [***] year period prior to the Closing Date been in material compliance with, and is now in material compliance with, all Laws and Orders applicable to it or its Business or assets. During the [***] period prior to the Closing Date, no Acquired Company has received any written or, to the Company’s Knowledge, oral notice regarding any material violation of a Law or Order or of any obligation to bear any material cost for any remedial action in respect thereof.
3.6    Litigation. There are no Proceedings currently pending (rechtshängig) or [***] threatened in writing which involve any Acquired Company, their respective businesses or their respective assets with an amount in dispute (Streitwert) of more than . There are not any unsatisfied Orders against any Acquired Company or any of their respective businesses, properties or assets. There is no Proceeding pending (rechtshängig), or [***] threatened in writing against any Acquired Company that would adversely affect the ability of the Company or TopCo to consummate the Transaction.
3.7    Financial Statements; Undisclosed Liabilities.
3.7.1    Financial Statements.
(a)The Company has provided Buyer with complete and accurate copies of the following consolidated financial statements of the Company (collectively, the “Financial Statements”): (i) the audited consolidated balance sheets of Avira Holding GmbH & Co. KG as of December 31, 2018 and December 31, 2019 the “Most Recent Fiscal Year End”), and the audited consolidated statements of operations and statements of cash flows as of the fiscal years then ended; (ii) the audited consolidated balance sheets of BullGuard Ltd. as of December 31, 2019, and the audited consolidated statements of income and shareholders’ equity as of the fiscal years then ended, (iii) the audited consolidated balance sheets of Avira CM GmbH as of December 31, 2018 and December 31, 2019, and the audited consolidated statements of operations the fiscal years then ended, (iv) the unaudited consolidated balance sheet of ALV GmbH & Co KG as of December 31, 2019, and the related unaudited consolidated statement of operations and statement of cash flows; and (v) the unaudited consolidated balance sheet (the “Latest Balance Sheet”) of the Company as of October 31, 2020), being the “Latest Balance Sheet Date”), and the related unaudited consolidated statements of income and shareholders’ equity as of and for the period from the Most Recent Fiscal Year End through and as of the Latest Balance Sheet Date (the “Interim Financial Statements”).
(b)Each of the Financial Statements (i) has been prepared from the books and records of the Company and in accordance with GAAP applied on a consistent basis for the periods covered thereby, and subject to, in the case of the Interim Financial Statements, ordinary course year-end adjustments (the effect of which will not be materially adverse) and the absence of footnote disclosure (that, if presented, would not differ materially from those presented in the audited Financial Statements) and (ii) fairly presents in all material respects the consolidated financial position and results of operations of the Company as of the dates and for the periods indicated therein. To the Company’s Knowledge, the books and records of the Company have been maintained in all material respects in accordance with sound business practices.
(c)The Locked Box Accounts have been provided to Buyer by the Company and are complete and accurate, and the Locked Box Accounts (i) have been prepared from the books and records of the Company and in accordance with GAAP applied on a consistent basis for the periods covered thereby and (ii) fairly presents in all material respects the consolidated financial position and results of operations of the Company as of the Locked Box Date.
3.7.2    Undisclosed Liabilities. [***] no Acquired Company has any liability, debt or obligation of any kind other than: (a) liabilities and obligations set forth on the Latest Balance Sheet; (b) liabilities and obligations which have arisen since the Latest Balance Sheet Date in the Ordinary Course which are not, individually or in the aggregate, material in amount; and (c) liabilities that have been discharged or paid off since the Latest Balance Sheet Date in the Ordinary Course or as expressly contemplated by this Agreement.

3.7.3    No Assets or Liabilities.
(a)Save for the Shareholder Loans, the Company (i) has no assets, properties, rights, liabilities, debts, Contracts or obligations, other than its ownership of [***] Shares of TopCo, (ii) is not engaged in any business activities or conducting any operations other than incidental to its ownership interests in TopCo and (iii) since its formation, has not engaged in any business activities or conducted any operations other than incidental to its ownership of such Shares of TopCo.
(b)TopCo (i) has no assets, properties, rights, liabilities, debts, Contracts or obligations, other than its ownership of 100% of the equity securities of BidCo, (ii) is not engaged in any business activities or conducting any operations other than incidental to its ownership interests in BidCo and (iii) since its formation, has not engaged in any business activities or conducted any operations other than incidental to its ownership of such equity securities of BidCo.
(c)Excluding (i) serving as the employer of Seller 3 and Seller 4, (ii) any trading arrangements between BidCo and any of the Acquired Companies and (iii) its obligations to (1) fully cooperate with the sellers in respect of any tax return filings or similar, (2) provide certain required financial information on the Avira Group as required for the sellers’ tax declarations, (3) comply with customary confidentiality obligations and (4) procure that the Avira Group companies indemnify and hold the sellers harmless in respect of any claims arising in their capacity as directors or employees, in each case pursuant to the [***] and related transaction documents, BidCo (A) has no assets, properties, rights, liabilities, debts, Contracts or obligations, other than its ownership of 100% of the equity securities of Avira Holding GmbH & Co KG, Avira CM GmbH, the BullGuard Buyer and ALV GmbH & Co KG, (B) is not engaged in any business activities or conducting any operations other than incidental to its ownership interests in Avira Holding GmbH & Co KG, Avira CM GmbH, the BullGuard Buyer and ALV GmbH & Co KG and (C) since its formation, has not engaged in any business activities or conducted any operations other than incidental to its ownership of such equity securities of Avira Holding GmbH & Co KG, Avira CM GmbH, the BullGuard Buyer and ALV GmbH & Co KG.
(d)Excluding (i) serving as the employer of certain individuals within the group comprising the Acquired Companies, (ii) any trading arrangements between the BullGuard Buyer and any of the Acquired Companies and (iii) its obligations under the [***] and related transaction documents, the BullGuard Buyer (i) has no assets, properties, rights, liabilities, debts, Contracts or obligations, other than its ownership of 100% of the equity securities of BullGuard, (ii) is not engaged in any business activities or conducting any operations other than incidental to its ownership interests in BullGuard and (iii) since its formation, has not engaged in any business activities or conducted any operations other than incidental to its ownership of such equity securities of BullGuard.
3.8    Absence of Certain Changes and Events. Since the Ownership Date, each Acquired Companies has conducted its respective Business in the Ordinary Course in all material respects and, except as expressly contemplated by this Agreement or any other Transaction Document, there has not been, with respect to any Acquired Company, any: (a) Material Adverse Effect; (b) amendment of the organizational documents; (c) split, division, combination or reclassification of any capital stock, shares or other equity securities, or any issuance, sale or other disposition of or grant of any rights to purchase or obtain (including upon conversion, exchange or exercise) any such equity securities; (d) declaration or payment of any dividends or distributions on or in respect of any equity securities, purchase or acquisition of any equity securities; (e) change in any method of accounting or accounting practice; (f) amendment, modification, acceleration, relinquishment, termination, cancellation or nonrenewal of any Material Contract or entry into any Contract that would constitute a Material Contract; (g) (i) termination of any, director, officer, Employee, contractor or consultant with an annual compensation of [***] or more or (ii) hiring of any, director, officer, Employee, contractor or consultant with an annual compensation of [***] or more, except to replace (on comparable terms and at a comparable cost) any departed individual; (h) (i) adoption, amendment or material modification of an Employee Benefit Plan other in the ordinary course of business consistent with past practice that does not materially increase the cost of such Employee Benefit Plan, (ii) grant of severance or termination pay to any Employee, other than in the ordinary course of business consistent with past practice, (iii) material increase in the compensation of, or payment of any bonus to, any Employee with annual compensation of [***] or more, except, in each of (i) through (iii), as required by Law or by any existing Contract; (i) incurrence, creation, assumption, payment, cancellation or discharge of (i) any Lien on any of its assets (other than Permitted Liens); (ii) any Indebtedness; or (iii) any liability as a guarantor or surety with respect to the obligations of others; (j) transfer, assignment, sale, exclusive license or other disposition of any of the material assets (including Intellectual Property) shown or reflected in the Interim Financial Statements, other than in the Ordinary Course; (k) abandonment, cancellation, withdrawal, refusal, or expiration (excluding expiration in accordance with the statutory period) of any Intellectual Property subject to a registration, filing, or application by any Acquired Company; (l) material damage, destruction or loss (whether or not covered by any Company Policy) to any property; (m) any capital investment in, or any loan to, any other Person, or any capital expenditures in excess of [***]; (n) termination, waiver, settlement or compromise of any material right of value or initiation or settlement of any material Proceeding; (o) request for, negotiation, or receipt of any Tax ruling on behalf of any Acquired Company, or entry into any closing agreement, agreement to an extension of the statute of limitations with respect to the assessment or collection of Taxes, amendment to any Tax Return, filing of any Tax Return in a manner that is inconsistent with past custom and practice, making, changing or rescinding of any election relating to Taxes, surrendering of any claim for a refund of Taxes, settlement or compromise of any Tax liability, making of any change to any of its methods of accounting or methods of reporting income or deductions for Tax or accounting practice or policy from those employed in the preparation of its most recent Tax Return; (p) entering into any Tax sharing, Tax allocation, Tax indemnity or similar agreement (other than in the Ordinary Course with respect to Contracts the principal subject of which is not Taxes) or closing or advanced pricing agreement, assuming any liability for the Taxes of any other Person (whether by Contract or otherwise), changing its residence for any Tax purpose or establishing any branch, agency, permanent establishment or other taxable presence in any jurisdiction outside its jurisdiction of incorporation, failing to accrue or pay when due any material Taxes; or (q) authorization of or entry into any agreement or commitment with respect to any of the foregoing, or any action or omission that would result in any of the foregoing.
3.9    Real Property.
3.9.1    Section 3.9.1(a) of the Disclosure Schedule sets forth a true and complete list of all of the real property owned by any Acquired Company (the “Owned Real Property”), including street address, legal description and use. No Acquired Company is party to any agreement to purchase or sell real property. Except as set forth in Section 3.9.1(b) of the Disclosure Schedule, the Acquired Companies own the Owned Real property free and clear of all Liens, except for Permitted Liens. The Acquired Companies have a valid, enforceable title policy for the Owned Real Property in its full market value and has delivered a true and correct copy of it to Buyer.
3.9.2    Section 3.9.2 of the Disclosure Schedule sets forth all leases (the “Real Property Leases”) with respect to each parcel of real property leased by any Acquired Company (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”). With respect to each Real Property Lease, (a) such Real Property Lease is legal, valid, binding, enforceable and in full force and effect, (b) such Acquired Company’s possession and quiet enjoyment of the Leased Real Property under such Real Property Lease has not been disturbed and, to the Company’s Knowledge, there are no disputes with respect to such Real Property Lease, and (c) such Acquired Company has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion of such Leased Real Property.
3.9.3    The Real Property comprises all of the real property used in the Business, and, other than the Real Property Leases, no Acquired Company is a party to any other Contract which includes any option to purchase or lease any real property or interest in real property. To the Company’s Knowledge, the current use and occupancy of the Leased Real Property does not violate in any material respect any applicable deed restrictions or other applicable covenants, restrictions or agreements, in each case applicable to an Acquired Company. The current use and occupancy of the Owned Real Property does not violate in any material respect any applicable deed restrictions or other applicable covenants, restrictions or agreements, in each case applicable to an Acquired Company. Without limiting Section 3.5 above, the current use and operation of each Real Property by each such Acquired Company is in material compliance with applicable building codes and all applicable zoning, subdivision and land use laws, ordinances and regulations, and (a) to the Company’s Knowledge, all certificates of occupancy, use permits and other licenses or authorizations required in connection with the use of each Leased Real Property are in full force and effect and (b) all certificates of occupancy, use permits and other licenses or authorizations required in connection with the use of each Owned Real Property are in full force and effect.
3.9.4    (i) There is no pending or [***] threatened in writing condemnation or similar proceeding affecting any Owned Real Property or any portion thereof, and the Company has no Knowledge that any such action is currently contemplated, (ii) there are no Proceedings pending or [***], threatened in writing against any Acquired Company affecting any Owned Real Property, and the Company is not aware of any facts which might result in any such Proceeding and (iii) there are no pending or, to the Knowledge of the Company, threatened special assessments or improvements or activities of any public or quasi-public body either planned, in process, or completed which may give rise to any special assessment against any Owned Real Property. Each Owned Real Property and all of its operating systems are in satisfactory operating condition (allowing for ordinary wear and tear) and free from material structural, physical, mechanical, electrical, plumbing, roof or other defects, is maintained in a manner consistent with industry standards generally followed with respect to similar property, and is suitable for the conduct of the Business.
3.10    Material Contracts.
3.10.1    Section 3.10.1 of the Disclosure Schedule lists the following Contracts to which any Acquired Company is a party (collectively, the “Material Contracts”): (a) any Contract of any Acquired Company under which it incurs Indebtedness, any Contract of any Acquired Company in which it is the lender with respect to any Indebtedness or any Contract under which any Acquired Company has guaranteed the Indebtedness of any other third party, or any Contract relating to the issuance of letters of credit in each case in excess of [***]; (b) any Contract providing for the sale, assignment, lease or other disposition of any asset of any Acquired Company with a value in excess of [***], except for (i) sales of obsolete assets or (ii) Contracts entered into 5 years prior to the date of this Agreement pursuant to which no Acquired Company has any further material obligation thereunder; (c) any Contract granting a Lien upon any asset of any Acquired Company that requires annual aggregate payments by any Acquired Company in excess of [***], other than Permitted Liens; (d) any partnership, limited liability company or joint venture agreement in which any Acquired Company and at least one other Person participates as a partner, member or joint venturer; (e) any Real Property Lease that involves annual aggregate payments by any Acquired Company to any Person in excess of [***] per annum; (f) any material sales agency, sales representation, distributorship, broker or franchise Contract (which generates over [***] in revenue per annum) that is (i) not terminable without penalty on [***] days’ notice or less; or (ii) requires payment by any Acquired Company in excess of [***] per annum; (g) any Contract that limits, or purports to limit, the ability of any Acquired Company to (i) engage in any aspect of its business; (ii) participate or compete in any line of business, market or geographic area; (iii) freely set prices for its products or services; or (iv) solicit potential employees, consultants, contractors or other suppliers or customers; (h) any Contract that grants most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation to any Person; (i) any Contract with a Top Supplier or a Top Customer; or (j) any Contract granting any license or right under or assignment of Intellectual Property (A) to any Acquired Company, except for (1) end user licenses with respect to off-the-shelf, shrinkwrap, or clickwrap software applications (including software provided as a service) made available for an aggregate cost of less than [***], (2) non-disclosure agreements entered into in the Ordinary Course by the applicable Acquired Company, and (3) proprietary information and invention assignment Contracts with current and former employees of any Acquired Company entered into in the Ordinary Course and on the Company’s or TopCo’s standard form thereof; or (B) from any Acquired Company to any Person and on the applicable Acquired Company’s standard form thereof, except for (1) non¬exclusive end user or other distributor, re-seller, OEM partner or customer licenses granted in the Ordinary Course, and (2) non-disclosure agreements entered into in the Ordinary Course by the applicable Acquired Company.
3.10.2    Material Contracts are in full force and effect and are enforceable against each party thereto in accordance with the express terms thereof. The applicable Acquired Company and, to the best of the Company’s Knowledge, any other party thereto is not in breach of or default under (or, to the Company’s Knowledge, is alleged to be in breach of or default under), or has provided or received any written notice of any intention to terminate, any Material Contract. There does not exist under any Material Contract any violation, breach or event of default, or alleged violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of the applicable Acquired Company, or, to the Company’s Knowledge, any other party thereto, or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. The Company has provided to Buyer true, complete and correct copies of all written Material Contracts (including all modifications, amendments, , exhibits and supplements thereto and waivers thereunder) and accurate written descriptions of all material terms of all oral Material Contracts (including all modifications, amendments, signatures, exhibits and supplements thereto and waivers thereunder).
3.11    Insurance. Section 3.11 of the Disclosure Schedule contains a true, correct and complete list of each insurance policy owned by, or maintained for the benefit of, any Acquired Company (each a “Company Policy”). Such Company Policies are in full force and effect and shall remain in full force and effect immediately following the consummation of the Transaction. None of the Sellers nor any Acquired Company has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Company Policies, other than premium increases in connection with a renewal of a Company Policy in the Ordinary Course. All premiums due on such Company Policies have been paid in accordance with the payment terms of each Company Policy. All such Company Policies (a) are valid and binding in accordance with their terms and (b) have not been subject to any lapse in coverage.
3.12    Permits. Each of the Acquired Companies has and maintains in full force and effect, and is in compliance with, all material Permits required for the operation of the Business of the Acquired Companies. No Acquired Company has received any written notice from any Governmental Authority regarding, and to the Company’s Knowledge no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in, (a) any actual or possible failure to comply with any term or requirement of any material Permit, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material governmental authorization.
3.13    Tangible Personal Property; Condition and Sufficiency of Assets.
3.13.1    The Acquired Companies have good and valid title to, or a valid leasehold interest in, all material tangible personal property used in the conduct of the Business reflected on the Latest Balance Sheet or acquired the Latest Balance Sheet Date, free and clear of all Liens (except Permitted Liens), except assets disposed of in the Ordinary Course since the Latest Balance Sheet Date. The material tangible personal property owned or used by any Acquired Company is in good operating condition and repair, ordinary wear and tear excepted.
3.13.2    The material buildings, premises, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Acquired Companies are structurally sound, are in satisfactory operating condition for assets of similar age (allowing for ordinary wear and tear, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs. The material buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of material tangible personal property currently owned or leased by the Acquired Companies, together with all other assets of the Acquired Companies, constitute all the rights, property and assets that are used in, relate to, or are necessary for the operation of the Business by the Acquired Companies in the same manner as conducted since the Latest Balance Sheet Date.
3.14    Intellectual Property.
3.14.1    Section 3.14.1 of the Disclosure Schedule contains a complete and accurate list of all (i) Owned Registered Intellectual Property, including for each item, the name of the legal owner and owner(s) of record, the applicable jurisdiction, type, subject matter, status, application or registration number, and date of application, registration, or issuance, as applicable and (ii) any pending (rechtshängige) or threatened in writing Proceedings (excluding routine prosecution efforts before the United States Patent and Trademark Office or equivalent foreign authority) before any Governmental Authority in which the Owned Registered Intellectual Property is involved. Each item of Owned Registered Intellectual Property is valid and subsisting, and excluding pending applications, enforceable. All necessary registration, maintenance and renewal fees currently due in connection with Owned Registered Intellectual Property have been made, and all necessary documents, recordations and certificates in connection with such Owned Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, perfecting and maintaining such Owned Registered Intellectual Property.
3.14.2    No Owned Intellectual Property or Company Offerings are subject to any order, decree, or judgment of a Governmental Authority restricting the use, transfer, or licensing thereof, or which may affect their validity, use or enforceability, except as required to comply with any applicable trade (including import and export), economic or financial sanctions or other laws, regulations, embargoes or restrictive measures imposed by any Governmental Authority on any Acquired Company.
3.14.3    The Acquired Companies own or have licensed to them all Intellectual Property required to carry on the Business of the Acquired Companies as it has been carried on [***] prior to the date of this Agreement. The Acquired Companies own and have good and exclusive title to, each item of Owned Intellectual Property free and clear of any Liens (other than Permitted Liens). No Acquired Company has: (i) transferred or assigned ownership of any Owned Intellectual Property that was, at the time of transfer or assignment [***] material to Business; (ii) granted any exclusive or non-exclusive license of or exclusive right to any Owned Intellectual Property, excluding non-exclusive licenses with regard to Copyrights in Technology granted in the Ordinary Course; (iii) authorized or agreed to joint ownership of any Intellectual Property; or (iv) permitted their rights in any Owned Intellectual Property to lapse or enter the public domain.
3.14.4    [***] the operation of the Business, including the design, development, manufacture, use, import, sale licensing or other exploitation of the Company Offerings, has not materially infringed, violated, diluted, or misappropriated any Intellectual Property of any Person or constituted in any material aspect unfair competition or trade practices under applicable law, and does not materially infringe, violate, dilute, or misappropriate any Intellectual Property of any Person. There currently are no, and, for the last [***] years there have been no, Proceedings alleging any such infringement, misappropriation, violation, dilution, unfair competition or trade practices by any Acquired Company and no Acquired Company has received written notice from any Person with respect thereto. No Acquired Company has received written notice from any Person alleging that they are obligated or have a duty to defend, indemnify, or hold harmless any other Person with respect to, or has assumed any liabilities or is otherwise responsible for, any such allegations of infringement, misappropriation, violation, dilution, unfair competition or trade practices.
3.14.5    [***] no Person has materially infringed, violated, diluted, or misappropriated, or is infringing, violating, diluting, or misappropriating, any Owned Intellectual Property which would or would reasonably be expected to result in Losses of more than [***]. No Acquired Company has provided any Person with any notice alleging such material infringement, violation, dilution, or misappropriation and there are no, and in the [***] years prior to this Agreement have been no Proceedings with respect thereto.

3.14.6    Neither this Agreement nor the transactions contemplated hereby will result in, or give any other Person the right or option to cause (or purport to give any other Person the right or option to cause), pursuant to any contract or agreement to which any Acquired Company is a party: (i) a loss of, or imposition of any Lien on, any material Intellectual Property; (ii) the granting or assigning to any Person any right in or license to any material Intellectual Property; or (iii) any Acquired Company, Buyer, or any of Buyer’s Affiliates being bound by, or subject to, any non-compete or other contractual restriction on the operation or scope of their business.
3.14.7    Each Acquired Company takes and has taken at all times commercially reasonable efforts to protect their rights in their trade secrets and confidential information, and any trade secrets or confidential information of third parties provided to them under an obligation of confidentiality, and [***] none of the material trade secrets and confidential information has been leaked or misappropriated by any third person.
3.14.8    Each current and former director, manager, employee, consultant, and independent contractor of any Acquired Company who is or was involved in, or has participated in or contributed to, the conception, development, authoring, creation, or reduction to practice of any material Technology or Intellectual Property for or on the behalf of such Acquired Company has executed a valid and enforceable agreement that includes customary confidentiality obligations in favor of such Acquired Company and an effective assignment to such Acquired Company of all of such director’s, manager’s, employee’s, consultant’s, and independent contractor’s rights in such Technology and Intellectual Property. To the Company’s Knowledge, no such director, manager, employee, consultant, or independent contractor is, or has been in, breach of such agreements.
3.14.9    No funding of a Governmental Authority, or funding, facilities or resources of a university, college, hospital, military, other educational institution or research center or direct funding from third parties was used in the creation or development of any Owned Intellectual Property. [***] no current or former employee, consultant or independent contractor of any Acquired Company has performed services for a Governmental Authority, university, college, hospital, military, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for such Acquired Company.
3.14.10    No Acquired Company has participated in any standards-setting process nor made or undertaken any commitment or obligation to license, or offer to license, any Intellectual Property as a result of or in connection with its participation in any standards-setting process.
3.14.11    [***] each Acquired Company has taken commercially reasonable steps to protect and ensure proper operation, monitoring and use of the IT Systems and to provide for backup and recovery of the data and information critical to the conduct of the Business. [***] the IT Systems, as a whole have sufficient functionality, capacity and performance to effectively perform all material information technology operations currently necessary, for the conduct of the Business. The applicable Acquired Company and any other party thereto is not in material breach of or material default under (or [***] is alleged to be in breach of or default under), or has provided or received any written notice of any intention to terminate, any agreement relating to the IT System. Within the past thirty-six (36) months there has been no material disruption to, or material interruption in, the operation of the business due to a defect, breakdown or other material failure or deficiency in the IT Systems which would result in a damage or costs of more than [***]. [***], there have been no material unauthorized intrusions or breaches of the security of the IT Systems.
3.14.12    Each Acquired Company has: (i) put in place procedures and arrangements to ensure and monitor compliance with Data Protection Legislation in all material respects, including taking all steps reasonably necessary (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that Personal Data is protected against loss and against unauthorized access, use, modification, disclosure or other misuse to the extent as required under applicable Data Protection Legislation; (ii) [***] complied in all material respects with all relevant requirements of Data Protection Legislation, including requests from data subjects for access to any data held and notification to the relevant data protection regulator by data controllers of the processing of Personal Data; and (iii) not received any written notices or offers from the data protection regulator in any jurisdiction, a data controller or a data subject which claimed material compensation under or alleged material non-compliance with any Data Protection Legislation or prohibited the transfer of Personal Data pursuant to applicable law.
3.15    Labor Matters.
3.15.1    Section 3.15.1 of the Disclosure Schedule contains [***] list of all Persons who are directors, officers, Employees, individual consultants or individual contractors of any Acquired Company as of the day preceding the Signing Date and sets forth for each such Person the following: (a) personnel number; (b) title or position (including whether a director, officer, Employee, consultant or contractor, and in each case whether full- or part-time); (c) hire date; (d) work location; (e) current annual base compensation rate; and (f) commission, bonus or other incentive-based compensation programs. Each Acquired Company has complied in all material respects and is presently in compliance in all material respects with all applicable Laws relating to employment (including, without limitation, classification of employees as exempt or non-exempt and classification of service-providers as employees or independent contractors), equal opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, income tax withholding, occupational safety and health, privacy rights of employees and/or obligations relating to subcontractors. There is not now pending (rechtshängig) or [***] threatened in writing any labor dispute, strike or work stoppage by any Employees. There is not now pending or [***] threatened any labor-related charge or written formal complaint against any Acquired Company by or with any Governmental Authority or any representative thereof. [***] no Key Employee has provided written notice to terminate his, her or their employment with any Acquired Company. All of the Employees have provided documentation required by applicable Law showing they are validly authorized to be employed in the jurisdiction of their employment and all other applicable state and local jurisdictions where such Employees perform services for the Acquired Companies.
3.15.2    The Company has made available to Buyer prior to the Signing Date all agreements, promises and regulations applicable to any Acquired Company as of the Signing Date which contain (a) limitations on the termination of employment agreements, including provisions concerning severance payments, (b) limitations to relocate activities of such Acquired Company, (c) guarantees to maintain a certain number of employees in such Acquired Company, or (d) any other restrictions on future restructurings of the workforce or such Acquired Company, in each case except where such limitation or restriction is as a result of law, rule or regulation applicable to any Acquired Company.
3.15.3    Section 3.15.3 of the Disclosure Schedule contains a list of all collective bargaining agreements and all other agreements with a labor union or an employee representative body (in particular but not limited to works councils) that apply at Acquired Companies. To the Company’s Knowledge, there has been no effort by any labor union in the last three (3) prior to the Signing Date to organize any Employees into additional collective bargaining units.
3.15.4    Section 3.15.4 of the Disclosure Schedule a list of all employers’ associations in which the Acquired Companies (except for any member of the BullGuard Group) are members.
3.15.5    All Persons treated by any Acquired Company as independent contractors are correctly classified as “independent contractors” for Tax, benefits, wage, labor or any other purposes under any applicable Law.
3.15.6    The Company has provided to Buyer details of all material COVID-19 Measures that any of the Acquired Companies have implemented in relation to their employees (e.g. implementation of short-time work, Kurzarbeit) other than those generally applicable to any person under statutory laws, rules, orders or regulations.
3.16    Employee Benefits.
3.16.1    Section 3.16.1 of the Disclosure Schedule contains a list of all material Employee Benefit Plans. The Company has provided to Buyer true, complete and correct copies of, with respect to each Employee Benefit Plan: (a) the document, if any, constituting such current Employee Benefit Plan (including all amendments thereto) and any related current summary plan description, (b) any material determination, opinion, notification and advisory letters from a Governmental Authority, to the extent applicable, (c) all material correspondence to or from any Governmental Authority received in the last three (3) years prior to the Signing Date, (d) all material written agreements and contracts currently in effect, and (e) all annual reports (Form 5500) and discrimination tests for the past two (2) years.
3.16.2    Each Employee Benefit Plan has been administered in all material respects in compliance with its terms and all applicable Laws. Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has obtained a currently effective favorable determination letter as to its qualified status (or the qualified status of the master or prototype form on which it is established) from the Internal Revenue Service, and no amendment to such Employee Benefit Plan has been adopted since the date of such letter that would adversely affect such favorable determination. No US Sub is subject to any liability or penalty under Sections 4971 through 4980H of the Code or Title I of ERISA. All contributions, reserves or premium payments required to have been made or accrued, or that are due, as of the Signing Date to or with respect to the Employee Benefit Plans have been timely made or accrued; it being understood that this applies in particular to any employer-financed company pension schemes that apply at any of the Acquired Companies. No Proceeding (excluding claims for benefits incurred in the Ordinary Course) has been brought or is pending (rechtshängig) or [***] is threatened in writing against or with respect to any Employee Benefit Plan or the assets or any fiduciary thereof.
3.16.3    No plan currently or in the past [***] years maintained, contributed to or required to be contributed to by the US Subs or any of its ERISA Affiliates is or was a “multiemployer plan” as defined in Section 3(37) of ERISA, a plan described in Section 413 of the Code, a plan subject to Title IV of ERISA, or a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA.
3.16.4    No Employee Benefit Plan provides, or represents any liability to provide, benefits (including, without limitation, death or medical benefits), whether or not insured, with respect to any former or current employee of the any Acquired Company, or any spouse or dependent of any such employee, beyond the employee’s retirement or other termination of employment with any Acquired Company, except to the extent required by applicable Law.
3.16.5    The execution of this Agreement and the consummation of the Transaction will not, either alone or in conjunction with any other event, (a) entitle any Person to any payment, forgiveness of Indebtedness, vesting, distribution, or increase in benefits under or with respect to any Employee Benefit Plan, (b) otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) under or with respect to any Employee Benefit Plan, or (c) trigger any obligation to fund any Employee Benefit Plan. There is no contract, plan or arrangement covering any current or former employee, director or consultant of any Acquired Company that, individually or collectively, would reasonably be expected to give rise as a result of the transactions contemplated by this Agreement to the payment of any amount or provision of any benefit that would not be deductible by such Acquired Company by reason of Section 280G of the Code. No Employee Benefit Plan has failed to comply with Section 409A of the Code in a manner that would result in any unpaid tax, interest or penalty thereunder, and neither US Sub has any liability or obligation to pay or reimburse any taxes, or related penalties or interest that may be incurred pursuant to Code Section 4999 or Code Section 409A or similar provision under applicable Law.
3.17    Environmental Matters. [***]the operations of the Acquired Companies are, and for [***] years prior to the Signing Date have been, in material compliance with all applicable Environmental Laws, which compliance include obtaining and maintaining any Environmental Permits applicable to the business and assets of the Acquired Companies. No Acquired Company is subject to any pending (rechtshängig) or [***] threatened in writing claim alleging that any Acquired Company is in material violation of, or has any material liability under, any Environmental Law. None of the property owned, leased, occupied or operated by any Acquired Company is affected by any condition, and there has been no activity or failure to take any action by any Acquired Company, that would reasonably be expected to result in any material liability or obligation under any Environmental Law.
3.18    Tax Matters.

3.18.1    Acquired Companies have timely filed, or have caused to be timely filed on their behalf, all Tax Returns required to be filed by them, and all such Tax Returns are true, complete and accurate in all respects. The Acquired Companies have paid all Taxes (whether or not shown as due on a Tax Return) that were due on or prior to the Signing Date, including Taxes which any of them was required to withhold.
3.18.2    The Latest Balance Sheet contains all Taxes paid as of the Latest Balance Sheet Date. No Acquired Company has incurred any liability for Taxes subsequent to the Latest Balance Sheet Date except in the Ordinary Course.
3.18.3    The Company has provided to Buyer correct and complete copies of all Tax Returns for income Taxes and value added Taxes (and other similar Taxes) referenced in Section 3.18.1 and filed (a) for the last [***] years or (b) to the extent not included in clause (a), for which the applicable statute of limitations has not yet expired. No claim has ever been made by any Governmental Authority in a jurisdiction where any Acquired Company does not file Tax Returns that it is or may be subject to Tax or to a requirement to file Tax Returns in such jurisdiction, which claim has not been resolved.
3.18.4    Each Acquired Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes from Employees and other Persons.
3.18.5    There are no material Liens for Taxes (other than Permitted Liens) on the assets of any Acquired Company.
3.18.6    No Acquired Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is still in effect as of the Signing Date. There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment or collection of any Taxes or deficiencies against any Acquired Company.
3.18.7    No Acquired Company is a party to or bound by any agreement entered into [***] the principal purpose of which is the sharing or allocation of, or indemnification for, Taxes.
3.18.8    No Acquired Company has been the “distributing corporation” or the “controlled corporation” (in each case, within the meaning of Section 355(a)(1) of the Code or comparable provision of applicable Tax Law) or similar designation under comparable applicable Tax Law with respect to a transaction described in Section 355 of the Code (or comparable provision of applicable Tax Law) (a) within the [***] year period ending as of the Closing Date, or (b) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code or comparable provision of applicable Tax Law) that includes the Transaction.
3.18.9    No Acquired Company (a) has been a member of any affiliated group filing a consolidated Tax Return or of any affiliated, consolidated, combined or unitary group, as defined under applicable Law (other than a group comprised solely by the Acquired Companies), or (b) has any liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of applicable Law), or as a transferee, successor or by Contract.
3.18.10    No Acquired Company (a) is currently or has in the [***] years prior to the Signing Date been the subject of a material Proceeding with respect to Taxes) where the amount in issue could reasonably be expected to be in excess of [***] and no Acquired Company has received any written notice of any such material Proceeding against such Acquired Company, (b) has received any written notice of proposed adjustment, deficiency, underpayment of a material amount of Taxes or any other such written notice which is not being contested in good faith or has not been satisfied or withdrawn, or (c) has received any written notice raising any material issues with respect to any Tax Return which issues have not been resolved .

3.18.11    No Acquired Company has ever engaged in a “listed transaction,” or other similar transaction as set forth in Treasury Regulation Section 1.6011-4(b)(1) (or comparable provision of applicable Tax Law).
3.18.12    No Acquired Company will be required to include a material item of income, or exclude a material item of deduction, for any period after the Closing Date as a result of (a) an installment sale transaction occurring on or before the Closing Date governed by Code Section 453 (or any similar provision of applicable Law); (b) a transaction occurring on or before the Closing Date reported as an open transaction for federal income tax purposes (or any similar doctrine for foreign, state or local tax purposes); (c) a change in method of accounting requested or occurring on or prior to the Closing Date; (d) a “closing agreement” within the meaning of Code Section 7121 executed on or prior to the Closing Date (or comparable provision of applicable Tax Law); (e) any intercompany transaction or excess loss account described in U.S. Treasury Regulations under Code Section 1502 (or comparable provision of applicable Tax Law), or (f) an election pursuant to Section 965 of the Code (or comparable provision of applicable Tax Law).
3.18.13    Each Acquired Company has complied in all material respects with all applicable Laws relating to the maintenance, preparation and book-keeping as regards Tax documents and documentation (including transfer pricing documentation) and all such Tax documents are retained and available at each applicable Acquired Company (until the statute of limitations as regards the record-keeping under applicable Laws).
3.18.14    No Acquired Company is engaged in or has ever been engaged in a trade or business through a “permanent establishment” within the meaning of an applicable income Tax treaty in any country other than the country in which such Acquired Company, as applicable, is formed or organized.
3.18.15    No Acquired Company is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or should be treated as a U.S. corporation under Section 7874(b) of the Code.
3.18.16    No Acquired Company is or, directly or indirectly, owns an interest in, a “controlled foreign corporation” within the meaning of Section 957(a) of the Code, without taking into account the repeal of Section 958(b)(4) of the Code. No Acquired Company is or has been a passive foreign investment company within the meaning of Section 1297 of the Code. No Acquired Company has made a US entity classification election pursuant to Reg. 301.7701-3. No Acquired Company has ever engaged in any transaction that did not comply with arm’s length principles under applicable Laws.
3.19    Accounts Receivable. All accounts receivable that are reflected on the Financial Statements or on the accounting records of any Acquired Company as of the Signing Date, if any, represent valid obligations arising from sales actually made or services actually performed by the Acquired Companies in the Ordinary Course. There is no contest, claim or defense under any Contract with any account debtor of a [***] account receivable relating to the amount or validity of such account receivable.
3.20    Customers and Suppliers.
3.20.1    Section 3.20.1 of the Disclosure Schedule sets forth a list of the [***] OEM customers (by billings) of the Company, on a consolidated basis (the “Top Customers”) for the fiscal year ended December 31, 2019 and for the period commencing the first Business Day after the Latest Balance Sheet Date and ending on November 29, 2020. Since the Ownership Date, no Acquired Company has received any written or, to the Company’s Knowledge, oral notice from any Top Customer to the effect that such customer is terminating or materially and adversely amending its business relationship with any Acquired Company, intends to stop using the services of any Acquired Company prior to the termination or amendment of any existing agreement with such Top Customer or that such Top Customer intends to materially reduce the services it utilizes from any Acquired Company.
3.20.2    Section 3.20.2 of the Disclosure Schedule sets forth a list of the [***] suppliers (by purchases) of the Company, on a consolidated basis (the “Top Suppliers”), for the fiscal year ended December 31, 2019 and for the period commencing on the first Business Day after the Latest Balance Sheet Date and ending on November 29,

2020 (treating affiliated suppliers as a single supplier). Since the Ownership Date, No Acquired Company have received any written notice from any Top Supplier to the effect that such Top Supplier is terminating or materially and adversely amending its business relationship with any Acquired Company, intends to stop providing products or services to any Acquired Company prior to the termination or amendment of any existing agreement with such Top Supplier or that such Top Supplier intends to materially reduce the availability of the products or services supplied to any Acquired Company.
3.21    Foreign Corrupt Practices. No Acquired Company nor any of their Affiliates, including the Sellers, or, to the Company’s Knowledge, any agent or other Person acting on behalf of any Acquired Company or any of their respective Affiliates, including the Sellers, has (a) directly or indirectly, including through any agent, representative or other person authorized to act on its behalf, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (c) failed to disclose fully any contribution made by any Acquired Company or any of their respective Affiliates, including the Sellers (or made by any Person acting on its behalf of which any Acquired Company or any of its Affiliates, including the Sellers, is aware) which is in violation of Law, (c) in commercial practice demanded, allowed themselves to be promised or accepted a benefit for themselves or a third party in return for giving an unfair preference to another in the competitive purchase of goods or services in Germany or abroad, (d) in commercial practice offered, promised or granted a benefit to an employee or agent of a business or a third party in return for giving that person or another an unfair preference in the competitive purchase of goods or services or (e) violated any provision of the Foreign Corrupt Practices Act of 1977 (USA), as amended, the U.K. Bribery Act 2010, as amended, Article 198 of Criminal Act of Japan, as amended, the Prevention of Bribery Ordinance (Cap. 201) of Hong Kong, the Prevention of Corruption Act of Singapore or the comparable regulation (including any anti-bribery or anti-corruption legislation) applicable in the relevant jurisdiction, including in Romania.
3.22    Export and Import Laws and Regulations Compliance. There are no Proceedings pending (rechtshängig) or, to the Company’s Knowledge, threatened against any Acquired Company under any, and each Acquired Company is in material compliance with all, export and import Laws. The Company has provided to Buyer accurate copies of issues and pending import and export licenses, technical assistance agreements and other Permits required by applicable export and import Laws.
3.23    Related Party Transactions. None of (a) the Acquired Companies, (b) any of the Sellers, (c) any director, officer, direct or indirect shareholder, Employee or Affiliate of any Acquired Company, or (d) [***] any other Person who is the spouse or immediate family member of any of the foregoing, or any entity in which any such Person owns any outstanding equity securities is a party to any Contract or transaction with any Acquired Company that pertains to the Business or has any material interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the businesses of any Acquired Company. No such Person owns, directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer (or other equivalent position) or director or in another similar capacity of, any competitor, OEM customer or supplier of any Acquired Company, or any organization which is a party to any Contract with any Acquired Company, other than the ownership of any shares of capital stock of a company publicly traded on a recognized national or international stock exchange, provided that such ownership represents less than 1% of the outstanding shares of capital stock of such company and is held only as a passive investment .
3.24    Brokers. No investment banker, broker, finder or other intermediary is entitled to any fee or commission in connection with the Transaction based upon arrangements or agreements made by or on behalf any Acquired Company.
3.25    List of Accounts. Section 3.25 of the Disclosure Schedule sets forth a list of all bank accounts, and all safe deposit boxes of the Acquired Companies at any bank or other financial institution, and a listing of the Persons authorized to draw thereon or make withdrawals therefrom or, in the case of safe deposit boxes, authorized to obtain access thereto.

3.26    [***] Closing of the acquisition of the entire issued share capital of BullGuard by the BullGuard Buyer (“BullGuard Closing”) occurred on [***] in accordance with the terms of the [***] SPA. Since BullGuard Closing, the business operations of the BullGuard Group have been conducted in the ordinary course consistent with past practice, save for any changes made in connection with bona-fide plans for integration of the BullGuard Group into the Buyer’s corporate group following BullGuard Closing. To the best of the Company’s Knowledge, the Buyer and no Acquired Company has taken any action that has resulted in the BullGuard [***] becoming void or voidable by the BullGuard [***]. No notice of any BullGuard SPA Claim has been served on any of the BullGuard Sellers pursuant to the [***] SPA and to the best of the Company’s Knowledge there is no fact, matter or circumstance which would entitle the BullGuard Buyer to bring any such [***] SPA Claim. The BullGuard Buyer is the sole owner of the entire issued share capital of BullGuard. BullGuard has not issued, and is not under the obligation to issue, any other equity or debt instruments. BullGuard has been duly established and validly exists under the laws of England and Wales. All rights, interests and shares in BullGuard are free and clear of any rights of third parties; in particular: (a) they are not subject to pledges and have not been assigned by way of security; and (b) there are no option rights or other entitlements of third parties including pre-emptive rights, options, voting arrangements or other rights of third parties. The BullGuard Buyer is not, and to the Company’s Knowledge, the other parties thereto are not, in in breach of the [***] SPA in any respect and all obligations under the [***] SPA of an Acquired Company (including the BullGuard Buyer) required to have been performed as of the date hereof and as of the Closing have been performed in accordance with the[***] SPA. Neither the BullGuard Buyer nor any of its Affiliates have (i) delivered any Completion Accounts or Balancing Payments (each as defined in the [***] SPA) to the BullGuard Sellers or any of their respective Affiliates or (ii) confirmed to the BullGuard Sellers or any of their Affiliates any final agreement of the Completion Accounts or Balancing Payments.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Company, TopCo and the Sellers as set forth below as of the Signing Date and the Closing Date, unless explicitly limited to a specific date:
4.1    Organization and Good Standing. Buyer is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has all necessary corporate power and authority to carry on its business as presently conducted, and to own and lease the assets and properties which it owns and leases.
4.2    Power and Authorization; Enforceability. Buyer has all requisite right, power and authority to execute and deliver this Agreement and the other Buyer Transaction Documents, to perform its obligations under this Agreement and under the other Buyer Transaction Documents and to carry out the Transaction. Buyer has duly executed and delivered this Agreement and, at or prior to the Closing, will have duly executed and delivered each other Buyer Transaction Document. Assuming that this Agreement and each of the other Buyer Transaction Documents are valid and binding obligations of each of the other parties to this Agreement and to each of the other Buyer Transaction Documents, this Agreement is, and each other Buyer Transaction Document, when duly executed and delivered at or prior to the Closing by Buyer, will be, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms, except as the enforceability of such obligations may be limited by the Remedies Exception.
4.3    No Violation or Conflict. The execution, delivery and performance by Buyer of this Agreement and the other Buyer Transaction Documents, and the consummation of the Transaction do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Order applicable to Buyer; or (c) give any Governmental Authority or other Person the right to challenge the consummation and performance of the Transaction. No Consent is required to be made or obtained by Buyer in connection with the execution and delivery of this Agreement and the other Buyer Transaction Documents and the consummation of the Transaction.
4.4    Investment Purpose. Buyer is acquiring the Transferred Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer is able to bear the economic risk of holding the Transferred Interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.
4.5    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Buyer.
4.6    Sufficiency of Funds. Buyer, together with its Affiliates, has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Closing Cash and consummate the Transaction.
4.7    Legal Proceedings. There are no Proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer that challenge or seek to prevent, enjoin or otherwise delay the Transaction.
4.8    Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Business and results of operations, prospects, condition (financial or otherwise) and assets of the Acquired Companies, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Acquired Companies for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transaction, Buyer has relied solely upon its own investigation and the express representations and warranties of the Sellers, TopCo and the Company set forth in Article 2 and Article 3 of this Agreement (including the related portions of the Disclosure Schedule); and (b) none of the Sellers, TopCo, the Company or any other Person has made any representation or warranty as to the Sellers, TopCo or the Company, except as expressly set forth in Article 2 and Article 3 of this Agreement (including the related portions of the Disclosure Schedule). For the avoidance of doubt, nothing in this Section 4.8 shall limit or be deemed to limit the express representations and warranties of the Sellers, TopCo or the Company set forth in this Agreement or any other agreement ancillary to this Agreement or limit or be deemed to limit the rights of any Buyer Indemnified Party pursuant to Article 8.
ARTICLE 5
CERTAIN COVENANTS OF THE PARTIES

5.1    Interim Operations of the Company.
5.1.1    Each of the Company and TopCo shall, and shall cause each of the other Acquired Companies to, continue to conduct the business of the Company, TopCo and such Acquired Company as currently conducted and as currently contemplated to be conducted, and use commercially reasonable efforts maintain its business relationships in the ordinary and usual course consistent with its past practices. From the Signing Date until the Closing Date or the earlier termination of this Agreement in accordance with Section 7.1, except as set forth on the corresponding subsection of Section 5.1.1 of the Disclosure Schedules, as expressly contemplated by the terms of this Agreement or as the Company may determine to be reasonably necessary or appropriate in connection with any COVID-19 Measures, unless Buyer has previously consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed), the Company, TopCo and the Sellers shall not, and shall not permit any of the Acquired Companies to do any of the following:
(a)amend any organizational documents of any Acquired Company;
(b)split, divide, combine, issue or reclassify of any capital stock, shares or other equity securities of any Acquired Company, or issue, sell or otherwise dispose of or grant any rights to purchase or obtain (including upon conversion, exchange or exercise) any such equity securities;
(c)declare or pay any dividends or distributions on or in respect of any equity securities of any Acquired Company (other than any dividends or distributions declared or paid between Acquired Companies);
(d)purchase or acquire any equity securities of any Acquired Company;

(e)except as required by applicable Laws or GAAP, or to align the accounting practices of BullGuard with those of the other Acquired Companies, change any method of accounting or accounting practice of any Acquired Company;
(f)except as required by applicable Laws or GAAP, revalue any of its properties or assets, including writing-off notes or accounts receivable;
(g)propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Acquired Company (other than the Transaction);
(h)amend, modify, accelerate, relinquish, terminate or cancel any Material Contract or enter into any Contract that would constitute a Material Contact, other than entering into any such Contract in the ordinary course of business; provided, that such exception shall not apply to any Contract that would constitute a Material Contract under [***];
(i)(i) terminate any Key Employee other than for cause or (ii) hire any, director, officer, Employee, contractor or consultant with an annual compensation of [***] or more, except to replace (on substantially similar terms and at a substantially similar cost) any departed individual;
(j)(i) adopt, amend or materially modify any Employee Benefit Plan, (ii) grant any severance or termination pay to any Employee, (iii) increase the compensation of, or pay any bonus to, any Employee with annual compensation of [***] or more, except, in each of (i) through (iii), as required by Law or pursuant to any legally binding obligation entered into by any Acquired Company prior to the date hereof;
(k)except as required by applicable Law, enter into, amend, or extend any collective bargaining agreement or works council arrangement;
(l)incur, create, assume, pay, cancel or discharge (i) any Lien on any of its assets (other than Permitted Liens), (ii) any Indebtedness; or (iii) any liability as a guarantor or surety with respect to the obligations of others;
(m)transfer, assign, sell, exclusively license or other dispose of any of material assets of any Acquired Company shown or reflected in the Financial Statements, other than in the Ordinary Course;
(n)abandon, cancel or allow to lapse or fail to maintain or protect any Intellectual Property that is subject to a registration, filing, or application by any Acquired Company and material to such Acquired Company;
(o)except for any arrangements between Acquired Companies and other than in the Ordinary Course: (i) sell, lease, license or transfer to any Person any rights to any Intellectual Property of any Acquired Company, (ii) purchase or license any Intellectual Property or enter into any agreement or modify any existing Contract with respect to the Intellectual Property of any Person, (iii) enter into any Contract or modify any existing Contract with respect to the development of any Intellectual Property with any Third Party, (iv) change pricing or royalties set or charged by any Acquired Company to its customers or licensees, or the pricing or royalties set or charged by Person who have licensed Intellectual Property to any Acquired Company; (v) enter into or amend any Contract pursuant to which any other party is granted marketing, distribution, or similar rights of any type or scope with respect to any products or Technology of any Acquired Company; or (vi) enter into or amend any Contract pursuant to which any other party is granted development, manufacturing or similar rights of any type or scope with respect to any products or Technology of any Acquired Company;
(p)acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein;

(q)(i) sell, transfer, assign, lease, license or otherwise dispose of any Owned Real Property or any interest therein, (ii) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) which involves an increase in expenditures or costs or (iii) modify, amend or exercise any right to renew any Real Property Lease or waive or violate any term or condition thereof or grant any consents thereunder; grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment, Lien or charge affecting any Owned Real Property or Leased Real Property or any part thereof; convey any interest in any Real Property; commit any waste or nuisance on any such property; or make any material changes in the construction or condition of any such property (except as required by applicable Law or to comply with applicable health and safety requirements or as necessary ensure the uninterrupted continuation of the Business);
(r)intentionally damage or destroy any Real Property;
(s)incur, effect, pay or make any capital investment in, or grant, give, pay or make any loan to, any other Person,
(t)forgive any loans to any Employees, officers or directors of any Acquired Company, or any of their respective Affiliates or Related Persons;
(u)incur, pay, become liable for or make any capital expenditures in excess of (a) [***] for any individual expenditure or (b) [***] [***] in the aggregate (provided, in each case, that those items within such thresholds are incurred in the Ordinary Course);
(v)terminate, waive, settle or compromise any right of value or initiate or settle any Proceeding, except for any such Proceeding that is settled or compromised for monetary damages only not in excess of [***] individually or [***] in the aggregate;
(w)request or negotiate of any Tax ruling on behalf of any Acquired Company, or enter into any closing agreement, agreement to an extension of the statute of limitations with respect to the assessment or collection of Taxes, amend any Tax Return, file any Tax Return in a manner that is inconsistent with past custom and practice, make, change or rescind any election relating to Taxes, surrender any claim for a refund of Taxes, settle or compromise of any Tax liability, make any change to any Acquired Company’s methods of accounting or methods of reporting income or deductions for Tax or accounting practice or policy from those employed in the preparation of its most recent Tax Return;
(x)enter into any Tax sharing, Tax allocation, Tax indemnity or similar agreement (other than in the Ordinary Course with respect to Contracts the principal subject of which is not Taxes) or closing or advanced pricing agreement, assume any liability for the Taxes of any other Person (whether by Contract or otherwise), change any Acquired Company’s residence for any Tax purpose or establish any branch, agency, permanent establishment or other taxable presence in any jurisdiction outside such Acquired Company’s jurisdiction of incorporation or organization, or fail to accrue or pay when due any material Taxes; or
(y)authorize or enter into any agreement or commitment with respect to any of the foregoing, or any action or omission that would result in any of the foregoing.
5.1.2    If so requested by Buyer, the Company and TopCo shall exercise commercially reasonable efforts to cooperate with Buyer prior to the Closing for the purposes of facilitating an orderly and smooth transition of such relationships to Buyer after the Closing.
5.1.3    Notwithstanding anything to the contrary in Section 5.1.1 or 5.1.2, or any other provision of this Agreement or any other Transaction Document, the Company and TopCo shall not (i) be prevented from or (ii) be required to obtain the Buyer’s consent in relation to, effecting any of the following on or prior to Closing:
(a)compliance with the terms and provisions of the [***] SPA and the Minority SPAs and such actions as are necessary to effect the acquisition by the BullGuard Buyer of the entire issued share capital of

BullGuard [***]; provided, that the Company shall obtain Buyer’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) prior to delivering any Completion Accounts or Balancing Payments (each as defined in the [***] SPA) to the BullGuard Sellers and/or confirming to the BullGuard Sellers any final agreement of the Completion Accounts and/or Balancing Payments; provided, further, that no Acquired Company (including the BullGuard Buyer) shall (i) amend or modify, and shall not permit to be amended or modified, the [***] SPA or any other Contracts contemplated thereby without the prior written consent of Buyer, or (ii) waive, forgive or cancel any rights of any Acquired Company (including the BullGuard Buyer) under the [***] SPA or any other Contracts contemplated thereby without the prior written consent of Buyer;
(b)any:
(i)actions set out in the BullGuard Integration Plan; provided, that prior to effecting the transactions contemplated by the BullGuard Integration Plan the Company and TopCo shall afford Buyer a reasonable opportunity to review and comment on the documentation and all other actions proposed to be used or taken by any Acquired Company to effect the BullGuard Integration Plan and the Company and TopCo shall include all reasonable comments and revisions provided by Buyer or any if its Representatives to such documentation and shall apply all reasonable comments of Buyer or its Representatives to the other actions proposed to be used or taken in connection with the BullGuard Integration Plan; and
(ii)other actions which the Company considers reasonably necessary or appropriate in connection with (A) the integration of BullGuard into the Company’s corporate group following the acquisition of BullGuard by the Acquired Companies and (B) the integration of the Avira Group following the acquisition of the Avira Group by Glitz F20-33 GmbH provided that the Company has provided the Buyer with not less than [***] Business Days’ written notice prior to taking any such action and, if the Buyer has notified the Company of any reasonable objections to it taking such actions within such [***] Business Day-period, no Acquired Company shall take such action reasonably objected to by Buyer;
(c)any non-renewal and lapse of any Acquired Company’s Trademarks as expressly set forth in the Trademark Plan and any non-renewal and lapse of domain names not used by any of the Acquired Companies in the Ordinary Course;
(d)the passing of a resolution of the shareholders of each relevant Acquired Company granting discharge (Entlastung) to the managing directors in respect of their office;
(e)the full release and discharge by the relevant Acquired Company of (i) Seller 2’s obligation and liability to pay the Outstanding Loan Amount (including the netting off of the relevant Acquired Company’s liability to Seller 2 from the Outstanding Loan Amount and the subsequent writing-off of the resulting amount) and (ii) of [***] obligation and liability to pay their outstanding Indebtedness to the relevant Acquired Company in the amounts of [***] and [***] respectively; and
(f)the incurrence or making of any payment of Permitted Leakage.
5.2    Further Actions. From and after the Closing, each Seller and Buyer agree to, from time to time, execute and deliver such other documents, certificates, agreements, and other writings as any other Party reasonably requests, and to take such other actions, as may be reasonably necessary, proper or advisable in order to consummate or implement expeditiously the Transaction.
5.3    Confidentiality; Books and Records. From and after the Closing, the Sellers will, and will cause their respective Affiliates and Representatives to, maintain in confidence (a) this Agreement and the other Transaction Documents and any written, oral or other information related to the negotiation of this Agreement or the other Transaction Documents and the Transaction and (b) any written, oral or other information relating to any Acquired Company obtained by virtue of each such Seller’s ownership of the Company or TopCo, as applicable, or otherwise prior to the Closing, except, in each case, to the extent that the applicable Seller is required to disclose such information pursuant to applicable Law.

5.4    Tax Matters.
5.4.1    Pre-Closing Acquired Company Taxes. The term “Pre-Closing Acquired Company Taxes” shall mean (a) all liability for Taxes of or arising out of any Acquired Company for any Pre-Closing Tax Period other than Taxes relating to any income, profit or gain arising to an Acquired Company from activities in the ordinary course of business of an Acquired Company in the period from the Locked Box Date; (b) all liability for Taxes of another Person as a transferee or successor or indemnitor or by operation of Law or Contract, which Taxes relate to an event or transaction occurring before the Closing other than an event occurring in the ordinary course of business of an Acquired Company in the period from the Locked Box Date; (c) Taxes imposed by reason of any Acquired Company being a member of an affiliated, consolidated, combined, unitary or similar group on or prior to the Closing Date (including, in the case of the US Subs, pursuant to Treasury Regulation Section 1.1502-6 or similar provisions of applicable Law) other than Taxes relating to any income, profit or gain arising to an Acquired Company from activities in the ordinary course of business of an Acquired Company in the period from the Locked Box Date; (d) all liability for Taxes imposed on any Acquired Company resulting from the Transaction (other than Transfer Taxes), (e) all liability for Taxes that are the consequence of any breach of any covenant contained in this Agreement relating to Taxes; and (f) any Taxes of any Seller for any Tax period. The Buyer Indemnified Parties shall have no indemnification rights against the Sellers for those Taxes included in the EV to Equity Statement, or Taxes that otherwise reduce the Total Purchase Price on a dollar for dollar basis.
5.4.2    Books and Records; Cooperation. Buyer and the Sellers will, and will cause their respective Representatives to, (a) provide the other Party and his or its Representatives with such assistance as may be reasonably requested in connection with the preparation of any Tax Return or any audit or other examination by any taxing authority or Proceeding relating to Taxes with respect to any Acquired Company and (b) retain (until the expiration of the statute of limitations of the taxable periods to which the Tax Returns relate), and provide the other Party and his or its Representatives with reasonable access to, all records or information that may be relevant to such Tax Return (including analysis regarding any Tax refunds or Tax benefits), audit, examination or Proceeding, provided, that the foregoing will be done at the expense of the Party making such request and in a manner so as not to interfere unreasonably with the conduct of the business of the Parties.
5.4.3    Tax Returns. All income Tax Returns of the Acquired Companies for Pre-Closing Tax Periods and Straddle Periods that are due after the Closing (taking into account duly obtained extensions) shall be prepared by Buyer. Buyer shall deliver to Seller Representative a draft of any such income Tax Return at least [***] prior to the due date (taking into account any extension) for the filing of such Tax Return, for Seller Representative’s review and Buyer shall consider in good faith any reasonable comments to such income Tax Return received by Buyer from the Seller Representative within [***] days after Buyer delivers such income Tax Return to the Seller Representative.
5.4.4    Straddle Period. For all purposes of this Agreement, the portion of Tax with respect to the income, property or operations of the Acquired Companies that is attributable to any Tax period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”) will be apportioned between the portion of the Straddle Period that extends before the Closing Date through the Closing Date (the “Pre-Closing Straddle Period”) and the portion of the Straddle Period that extends from the day after the Closing Date to the end of the Straddle Period (the “Post-Closing Straddle Period”) in accordance with this Section 5.5.4. The portion of such Tax attributable to the Pre-Closing Straddle Period will (a) in the case of any Taxes other than sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and denominator of which is the number of days in the Straddle Period and (b) in the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed equal to the amount that would be payable if the Straddle Period ended on and included the Closing Date. The portion of Tax attributable to a Post-Closing Straddle Period will be calculated in a corresponding manner. Corresponding per diem and closing of the books principles will be applied for the purposes of allocating Taxes under this Agreement for tax periods that begin on or before the Locked Box Date and end after the Locked Box Date.

5.4.5    Transfer Taxes. All transfer (including Taxes related to the transfer of real property), documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) imposed in connection with the Transaction (“Transfer Taxes”) will be borne and paid by the [***].
5.4.6    Tax Sharing Agreements. All Tax sharing, allocation, indemnity and similar agreements between any Acquired Company, on the one hand, and the Sellers or any of their Affiliates (other than the Acquired Companies), on the other hand, shall be terminated prior to the Closing Date; provided that contracts not primarily related to Taxes are not subject to this provision; and provided further that any amount reflected as an asset in the Locked Box Accounts in respect of any such terminated Tax sharing agreement as an amount owing to the Acquired Companies shall be paid to the Acquired Companies at Closing.
5.5    Public Announcements. Notwithstanding anything to the contrary contained in this Agreement (but subject to the last sentence of this Section 5.5), except as may be required to comply with the requirements of any applicable Law or the rules and regulations of any stock exchange upon which the securities of one of the Parties (or a parent entity or other Affiliate thereof) is listed, no press release or similar public announcement or communication shall be made by any of the Parties or caused to be made relating to this Agreement or the Transaction unless specifically approved in advance by Buyer; provided, that prior to the Closing, with respect to any press release or similar public announcement by Buyer, Buyer shall provide the Seller Representative with a reasonable opportunity to review and comment on such press release or similar public announcement and Buyer shall consider any such comments from the Seller Representative in good faith. It is acknowledged and agreed that the Buyer and the Sellers have agreed the form of a press release in respect of the announcement of the execution of this Agreement. Neither the Buyer nor any of the Sellers shall make any changes to such agreed form press release without the consent (a) in the case of the Buyer, Seller 1 and the Seller Representative and (b) in the case of the Sellers, the Company or TopCo, the Buyer (in each case not to be unreasonably withheld or delayed). Notwithstanding the foregoing, Buyer will have the right to approve (such approval not to be unreasonably withheld or delayed) any communication by which any customers or suppliers of any Acquired Company will be informed of the Transaction, and the Sellers and/or the Seller Representative shall not make any such communications unless specifically approved in advance by Buyer. Notwithstanding any of the foregoing, Seller 1 shall be entitled to disclose the Transaction and the contents of this Agreement to (i) its Affiliates, (ii) any funds managed and/or advised by its Affiliates and (iii) subject to the consent of the Buyer (not to be unreasonably withheld or delayed and save where such disclosure is required in order to comply with a legally binding obligation) to the investors and limited partners in any of the funds referred to in (iii) above, in each case on a confidential basis.
5.6    R&W Insurance. At or prior to the Closing, Buyer shall cause [***] (the “R&W Insurer”) to effectuate the Buyer-Side Representations and Warranties Insurance Policy, bound by the R&W Insurer on the Signing Date, having terms and conditions as set forth in the Binder Agreement dated on or around the Signing Date and attached hereto as Exhibit G, with policy number [***] (as may be amended, modified or supplemented from time to time in accordance with this Agreement) (the “R&W Insurance Policy”). [***]. [***].
5.7    Indemnification; Exculpation.
5.7.1    All rights to indemnification and exculpation (including the advancement of expenses) from liabilities for acts or omissions occurring at or prior to the Closing (including with respect to the Transaction) existing as of the date hereof in favor of the current or former directors, managers, officers and employees of the Acquired Companies (collectively, the “Covered Persons”), as provided in the certificate of formation, operating agreement, other similar organizational or governing documents that have been made available to Buyer prior to the date of this Agreement, or any indemnification or employment agreements of any Acquired Company that have been made available to Buyer prior to the date of this Agreement and pursuant to Law shall survive the Transaction and shall continue in full force and effect without amendment, modification or repeal (other than as required by applicable Law) in accordance with their terms for a period of not less than [***] after the Closing; provided, however, that if any claims are asserted or made within such period, all rights to indemnification (and to advancement of expenses) hereunder in respect of any such claims shall continue, without diminution, until disposition of any and all such claims.

5.7.2    Prior to the Closing, the Company (at the cost and expense of the Sellers) may purchase a [***] extended reporting period endorsement under the existing directors’ and officers’ liabilities insurance policies of the Acquired Companies, providing that such endorsement shall extend the directors’ and officers’ liability coverage on substantially the same terms and conditions in effect as of the date hereof for a period of [***] from the Closing for any claims arising from facts or events which occurred prior to the Closing.
5.7.3    Notwithstanding anything to the contrary herein, if any Covered Person is entitled to be reimbursed or indemnified by any Person (including any of the Sellers or any of their respective Affiliates) other than the Buyer or any Acquired Company, such Covered Person shall not be required to recover from or be indemnified by, or to seek such recovery or indemnification from, any such other Person prior to or as a condition to being indemnified as described in this Section 5.7.
5.7.4    The obligations of the Buyer under this Section 5.7 shall not be terminated, amended or modified in any manner so as to adversely affect any Covered Person without the written consent of such Covered Person. The provisions of this Section 5.7 are intended to be for the benefit of, and enforceable by, each party indemnified pursuant to this Section 5.7 (or as otherwise referenced in this Section 5.7), his or her heirs and his or her Representatives, it being expressly agreed that such Persons shall be third party beneficiaries of this Section 5.7. If the Buyer or its successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, the Buyer shall use commercially reasonable efforts to ensure that proper provisions are made so that the successors and assigns of the Buyer shall assume all of the obligations of the Buyer set forth in this Section 5.7.
5.7.5    The Buyer hereby undertakes to repeat and ratify the shareholder resolutions referred to in Section 5.1.3(e) promptly after the financial statements for the financial year ended 2020 have been adopted.
5.8    Commercially Reasonable Efforts; Cooperation. Upon the terms and subject to the conditions set forth in this Agreement (including subject to the limitations set forth in Section 5.9), each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, and to obtain satisfaction or waiver of the conditions precedent to the consummation of the transactions contemplated hereby, including: (a) obtaining all of the necessary Consents from Governmental Authorities and other third parties, including obtaining Consents in connection with the Contracts listed on Section 3.3 of the Disclosure Schedules and the making of all filings and the taking of all steps as may be necessary to obtain Consent from, or to avoid an Action by, any Governmental Authority; (b) the defending of any Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed; (b) the defending of any Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed; and (c) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and TopCo will (i) consult with Buyer beforehand regarding the process for seeking Consents contemplated by this Section 5.9, (ii) provide Buyer with a reasonable opportunity to review and comment in advance on the forms of such Consents, and (iii) consider in good faith any reasonable and timely comments thereto made by Buyer.
5.9    Antitrust Matters. The Buyer shall, as promptly as practicable, but in no event later than [***] following the execution and delivery of this Agreement, make the filing with the Anti-Trust Authority [***] (the “Required Antitrust Filing”). The Acquired Companies and the Sellers shall furnish to Buyer such necessary information and reasonable assistance as Buyer may request in connection with its preparation of any filing or submission that is necessary in connection with the Required Antitrust Filing. Buyer shall use commercially reasonable efforts to respond to any request for additional information made in response to such Required Antitrust Filing or in information requests made by any such Anti-Trust Authority, and the Acquired Companies and the Sellers shall provide Buyer with such information and other assistance as reasonably requested by Buyer in connection therewith. The Parties shall promptly keep each other apprised of any communications with, and inquiries or requests for additional information from, the Anti-Trust Authority, shall comply with any inquiry or request made thereby, and shall cooperate to the extent reasonable under the circumstances in complying with any inquiry or request made thereby. [***] be responsible [***] the filing fees in respect of the Required Antitrust Filing. Buyer shall have the right to direct the strategy of the parties in a manner consistent with the terms of this Agreement in any communications, meetings or proceedings with the Anti-Trust Authority in connection with the expiry or consummation of any waiting period (including any extension thereof) applicable to the consummation of the transactions contemplated hereby under the competition Laws of the countries that are the subject of the Required Antitrust Filing. Notwithstanding anything to the contrary in this Agreement, (a) neither Buyer nor any Acquired Company shall be under any obligation to (and no Acquired Company shall without the prior written consent of Buyer) litigate before or with, or contest any order or decree, or defend against any such actions or proceedings commenced by the Anti-Trust Authority in respect of applicable antitrust and competition Laws, and (b) neither Buyer nor any of its Affiliates shall be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture or accept any operational restriction, or take or commit to take any action that could be expected to in any way limit (i) the freedom of action of Buyer or its Affiliates with respect to the operation of, or Buyer’s or its subsidiaries’ or Affiliates’ ability to retain, the Acquired Companies or any businesses, product lines or assets of the any Acquired Company, (ii) the ability to retain, own or operate any portion of the businesses, product lines, or assets, of Buyer or any of its Affiliates, or (iii) alter or restrict in any way the business or commercial practices of any Acquired Company, Buyer or its Affiliates; provided, that in no event shall the Acquired Company to take any of the actions contemplated by this clause (b) without the prior written consent of Buyer. Buyer shall provide Seller 1 and the Sellers’ Representative with a reasonable period of time to review and comment on all submissions, notifications, filings and other material communications to the Anti-Trust Authority prior to the submission thereof and shall consider in good faith any reasonable comments from Seller 1 and the Sellers’ Representative thereto. Where permitted by the Anti-Trust Authority, Buyer shall use reasonable efforts to allow reasonable persons nominated by Seller 1 and the Sellers’ Representative to attend all meetings and participate in all material telephone or other material conversations with the Anti-Trust Authority. Should Buyer make an antitrust filing after the Closing [***] the Sellers shall furnish to Buyer such necessary information and provide such reasonable assistance as Buyer may reasonably request in connection with its preparation of such post-close filing and/or in connection with any request for additional information or inquiry made in response to such filing by the relevant Indonesian competition authorities, and the Sellers shall otherwise cooperate with Buyer to the extent reasonable in the circumstances in relation to any such filing, inquiry or request.
5.10    Transfer Restrictions. Except for the Transaction in accordance with this Agreement, each Seller hereby agrees that he, she or it will not, prior to the Closing (a) directly or indirectly, transfer, sell, assign, exchange, pledge or otherwise dispose of or encumber any of such Seller’s Shares, Company Interests or any other equity securities of any Acquired Company, or enter into any agreement or other arrangement relating thereto, except by will or by the laws of intestacy; or (b) directly or indirectly, grant any proxies or powers of attorney with respect to any of such Seller’s Shares, Company Interests or any other equity securities of any Acquired Company, deposit any of such Seller’s Shares, Company Interests or any other equity securities of any Acquired Company into a voting trust, or enter into a voting agreement with respect to any of such Seller’s Shares, Company Interests or any other equity securities of any Acquired Company.
5.11    No Solicitation. During the period from the Signing Date through the Closing or the earlier termination of this Agreement pursuant to Section 7.1, neither the Company, TopCo nor any of the Sellers shall, and the Company, TopCo and the Sellers shall cause the Company’s Subsidiaries and their respective representatives not to, take any action to knowingly encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person, or enter into any Contract (other than to or with Buyer and its Affiliates and representatives) concerning any Acquisition Proposal. The Company, TopCo and each of the Sellers shall, and shall cause the other Acquired Companies and their respective Representatives to: (a) cease immediately and cause to be terminated, all existing discussions or negotiations with any third party conducted heretofore with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal; and (b) notify Buyer promptly after any of the Sellers, the Company, TopCo, any of other Acquired Companies or any of their respective Representatives receives any Acquisition Proposal, or any inquiry that would reasonably be expected to lead to an Acquisition Proposal. “Acquisition

Proposal” means with respect to the Company, TopCo or any other Acquired Companies, any agreement, or bona fide offer, proposal or indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Buyer), or any public announcement of intention to enter into any such agreement or of (or intention to make) any bona fide offer, proposal or indication of interest, relating to, or involving: (i) any acquisition or purchase from any Acquired Company, or from the holders of capital stock of any Acquired Company, by any Person or group any equity interests of any Acquired Company, (ii) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 10% of the fair market value of the consolidated assets of the Company or TopCo in any single transaction or series of related transactions, (iii) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company, TopCo or any other Acquired Companies, or any extraordinary dividend or distribution, whether of cash or other property, or (iv) any other transaction outside of the ordinary course of the business of the Company, TopCo and any other Acquired Companies, as currently conducted and as currently proposed to be conducted, the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Transaction.
5.12    Reasonable Access; Confidentiality.
5.12.1    From the Signing Date until the Closing or the earlier termination of this Agreement in accordance with Section 7.1, and subject to applicable Law, the Company and TopCo shall give and shall cause each of the other Acquired Companies to give Buyer and its Representatives, upon reasonable advance notice to the Company, reasonable access, during normal business hours, to the assets, properties, books, records, personnel, offices, financial information, and agreements of the Acquired Companies and the Company and TopCo shall, and shall cause each of the other Acquired Companies to, permit Buyer to make such inspections as Buyer may reasonably request and to reasonably promptly furnish Buyer during such period with all such information relating to the Acquired Companies as Buyer may from time to time reasonably request. The Company and TopCo shall cause its and each of its Subsidiaries’ accountants and other representatives to cooperate with Buyer and its Representatives in making available all financial information reasonably requested by Buyer and its Representatives, including the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.
5.12.2    Any information provided to or obtained by Buyer or its Representatives pursuant to Section 5.12.1 will be subject to the Confidential Disclosure Agreement Strategic Matters [***] (the “Confidentiality Agreement”), and must be held by Buyer in accordance with and be subject to the terms of the Confidentiality Agreement.
5.12.3    Buyer agrees to be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference.
Notifications. The Company and TopCo shall promptly advise Buyer in writing of (a) any event occurring subsequent to the Signing Date that would render any representation or warranty of the Company, TopCo or any Seller contained in Article 2 or Article 3, untrue or inaccurate such that the condition set forth in Section 6.2.1 would not be timely satisfied, (b) any breach of any covenant or obligation of the Company, TopCo or any Seller pursuant to this Agreement, any Seller Transaction Document or any Company Transaction Document such that the condition set forth in Section 6.2.2 would not be timely satisfied, or (c) any Material Adverse Effect relating to any of the Acquired Companies; provided, that the delivery of any notice pursuant to this Section 5.13 shall not be deemed to amend or supplement the Disclosure Schedule, affect the representations, warranties, covenants or other agreements herein, affect the satisfaction or non-satisfaction of any conditions to the obligations of the parties hereto under this Agreement or otherwise limit or affect the remedies available hereunder to Buyer and the other Buyer Indemnified Parties; [***]
ARTICLE 6
CONDITIONS TO CLOSING

6.1    Conditions to Obligations of the Company, TopCo and the Sellers. The obligations of the Company, TopCo and the Sellers to consummate the transactions contemplated by this Agreement, including the Transaction, are subject to the satisfaction or waiver in accordance with Section 9.5 (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:
6.1.1    The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all respects (without giving effect to any materiality or Material Adverse Effect qualifications contained therein) as of the Signing Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case, as of such date), except where the failure of such representations and warranties to be so true and correct would not be and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the ability of Buyer to consummate the Transaction by the Termination Date.
6.1.2    Buyer shall have performed and complied with in all material respects all covenants, agreements and obligations required to be performed by them under this Agreement at or prior to the Closing Date.
6.1.3    Buyer shall have confirmed in writing and provided Seller 1 and the Seller Representative with adequate information confirming that the Anti-Trust Condition has been fulfilled ([***] following the date on which the Anti-Trust Condition is fulfilled being the “Unconditional Date”).
6.1.4    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order or any Law that is in effect and has the effect of making the Transaction and the other transactions contemplated hereby illegal, otherwise restraining or prohibiting consummation of the Transaction or the other transactions contemplated hereby or causing the Transaction or any of the other transactions contemplated hereby to be rescinded following completion of the Transaction and such other transactions contemplated hereby.
6.1.5    Prior to or at the Closing, Buyer shall deliver, or cause to be delivered, a counterpart to each Buyer Transaction Document shall have been executed by Buyer and delivered to the Company and TopCo.
6.2    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:
6.2.1    The Fundamental Representations shall be true and correct in all respects (without giving effect to any materiality, Material Adverse Effect or other similar qualifications contained therein) [***] at and as of the Signing Date and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case, as of such date). The other representations and warranties of the Company, TopCo and the Sellers set forth in this Agreement shall be true and correct in all respects (without giving effect to any materiality or Material Adverse Effect qualifications contained therein) as of the Signing Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case, as of such date), except where the failure of such representations and warranties to be so true and correct would not have and would not reasonably be expected to have, individually or in the aggregate [***].
6.2.2    The Sellers, TopCo and the Company must have performed and complied in all respects with all covenants, agreements and obligations required to be performed by them under this Agreement at or prior to the Closing Date, except where the failure to perform or comply would not, and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.
6.2.3    The Anti-Trust Condition shall have been fulfilled.
6.2.4    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order or any Law that is in effect and has the effect of making the Transaction and the other transactions contemplated hereby illegal, otherwise restraining or prohibiting consummation of the Transaction or the other transactions contemplated hereby or causing the Transaction or any of the other transactions contemplated hereby to be rescinded following completion of the Transaction and such other transactions contemplated hereby.

6.2.5    There shall not have been any Material Adverse Effect on the Acquired Companies, taken as a whole, between the Signing Date and the Closing.
6.2.6    At or prior to the Closing, the Company, TopCo and the Sellers shall deliver, or cause to be delivered, to Buyer the items set forth in Section 1.3.1.
6.2.7    No later than three (3) Business Days prior to the Closing, the Company, TopCo and the Sellers shall deliver, or cause to be delivered, to Buyer the Closing Statement.
6.3    Frustration of Closing Conditions. No party hereto may rely on the failure of any condition set forth in Section 6.1 or Section 6.2, as the case may be, to be satisfied if such failure was caused by such party’s failure to comply with its obligations to consummate the transactions contemplated by this Agreement as required by and subject to Section 5.8 and Section 5.9.
ARTICLE 7
TERMINATION OF AGREEMENT

7.1    Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Closing:
7.1.1    by the mutual written consent of Buyer and the Company;
7.1.2    by the Buyer, upon written notice to the Company if the condition to Section 6.2.5 is not capable of being satisfied by the Termination Date;
7.1.3    by the Buyer, upon written notice to the Company if the condition to Section 6.2.1 or Section 6.2.2 is not capable of being satisfied by the Termination Date;
7.1.4    by the Company, upon written notice to the Buyer if the condition to Section 6.1.1 or Section 6.1.2 is not capable of being satisfied by the Termination Date.
7.2    Notwithstanding any other provision of this Agreement, this Agreement will terminate automatically on [***] or such later date, if any, as Buyer and the Company agree upon in writing (the “Termination Date”) if the Unconditional Date has not occurred on or before such date.
7.3    Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1 by either Buyer or the Company, this Agreement will become void and have no further effect other than the provisions of Section 5.5, Section 5.12.1, Section 5.12.2, Section 5.14.2, this Section 7.3, and Article 9, which will survive any termination of this Agreement and there will be no liability or obligation on the part of Buyer, the Company, TopCo or the Sellers, provided, however, that nothing herein will relieve any party hereto from any liability for any intentional and material pre-termination breach by such party of its covenants or agreements set forth in this Agreement.
ARTICLE 8
INDEMNIFICATION

8.1    Indemnification by the Sellers.
8.1.1    Subject to the terms of this Article 8, from and after the Closing, each of the Sellers (together with their respective successors, assigns and heirs, the “Seller Indemnifying Parties”) [***] shall indemnify, defend and hold Buyer and its Affiliates (including, after the Closing, the Acquired Companies) and each of their respective officers, directors, equityholders, managers, members, employees, agents, Representatives, successors and assigns (each a “Buyer Indemnified Party” and, collectively, the “Buyer Indemnified Parties”) harmless against and in respect of any and all Losses, which such Buyer Indemnified Party may have suffered, incurred or become subject to, arising out of, based upon or otherwise in respect of:
(a)any breach or inaccuracy of any representation or warranty made by the Company or TopCo in [***] of this Agreement; provided, however, that in determining whether there has been a breach or inaccuracy of a representation or warranty by the Company or TopCo for purposes of this Section 8.1.1 or in determining the amount of any Losses with respect to such breach, such representations and warranties will be read without regard to any materiality (including, without limitation, any reference to “material,” “in all material respects” or Material Adverse Effect) contained therein;
(b)any breach or non-fulfillment of any covenant, agreement or obligation of the Company or TopCo under this Agreement;
(c)any Pre-Closing Acquired Company Taxes;
(d)any [***] Fraud by the Company or TopCo; and/or
(e)any amount by which the sum of the Specific Indemnity Items, when aggregated together, exceeds the aggregate amount of Specific Indemnity Items that have been included in the calculation of Total Purchase Price, the Notified Leakage Amount, any Leakage, and/or the EV to Equity Statement (and for this purpose the EV to Equity Statement will be deemed to include an amount of Undisclosed Third Party Indebtedness equal to zero).
8.1.2    Subject to the terms of this Article 8, from and after the Closing, each of the Sellers [***] shall indemnify, defend and hold the Buyer Indemnified Parties harmless against and in respect of any and all Losses, which such Buyer Indemnified Party may have suffered, incurred or become subject to, arising out of, based upon or otherwise in respect of:
(a)any breach or inaccuracy of any representation or warranty made by such Seller in Article 2 or Article 3 of this Agreement; provided, however, that in determining the amount of any Losses with respect to such breach, such representations and warranties will be read without regard to any materiality (including, without limitation, any reference to “material,” “in all material respects” or Material Adverse Effect) contained therein;
(b)any breach or non-fulfillment of any covenant, agreement or obligation of such Seller under this Agreement; and/or
(c)any [***] Fraud by any Seller.
8.2    Survival. The representations and warranties contained in or made pursuant to this Agreement and the indemnification obligations set forth in (a) [***] with respect to such representations and warranties (other than of the Fundamental Representations) and [***] will survive the Closing and will expire [***]; provided, however, that the Fundamental Representations and the indemnification obligations [***] with respect to the Fundamental Representations [***] shall survive [***], unless otherwise specifically set forth in this Agreement. The indemnification obligations set forth in [***] will survive the Closing and expire on the date [***] after the Closing Date. A Buyer Claim may be asserted against a Seller Indemnifying Party if such Buyer Claim is asserted in good faith and if a Buyer Claim Notice is received by the Seller Representative and Seller 1 within the survival time period applicable to such claim set forth in this Section 8.2, and any such timely claim will survive until such claim is finally and fully resolved. Notwithstanding anything herein to the contrary (but subject to the immediately following sentence), the parties, intending to modify any applicable statute of limitations, agree that (i) the covenants and agreements in this Agreement that do not expressly contemplate any performance after the Closing (the “Pre-Closing Covenants”), and the indemnification obligations set forth in Section 8.1.1(b) (other than with respect to any breach or non-fulfillment of any covenant, agreement or obligation of the Company or TopCo set forth in Section 5.1.1 (a “Company Interim Operating Breach”)), Section 8.1.1(e) and Section 8.1.2(b) (other than with respect to any breach or non-fulfillment of any covenant, agreement or obligation of a Seller set forth in Section

5.1.1 (a “Seller Interim Operating Breach” and together with the Company Interim Operating Breach, an “Interim Operating Breach”)) in respect thereof, shall, in each case, survive the Closing and will expire [***], and (ii) the covenants and agreements in this Agreement other than the Pre-Closing Covenants shall survive the Closing until such covenants and agreements are fully satisfied. Notwithstanding anything herein to the contrary, the parties, intending to modify any applicable statute of limitations, agree that any Interim Operating Breach and the indemnification obligations set forth in Section 8.1.1(b) with respect to a Company Interim Operating Breach and Section 8.1.2(b) with respect to a Seller Interim Operating Breach shall, in each case, survive the Closing and will expire [***]. Any pending Buyer Claim validly brought in accordance with this Article 8 prior to the expiration of the applicable survival period (including any corresponding indemnification rights relating thereto) shall survive until such pending Buyer Claim is finally resolved pursuant hereto.
8.3    Procedures.
8.3.1    Notices of Claims.
(a)Claims with Determinable Losses. Subject to the limitations set forth in this Article 8, if any Buyer Indemnified Party believes in good faith that it has a claim for indemnification pursuant to Section 8.1 (a “Buyer Claim”), the amount of which is then known by Buyer, then Buyer shall, as soon as reasonably practicable after it actually becomes aware of such Buyer Claim, notify both Seller 1 and the Seller Representative and, if applicable, the R&W Insurer of such Buyer Claim by means of a written notice (with a copy to the Escrow Agent if the Claim involves recovery against the Escrow Amount) describing the Buyer Claim in reasonable detail and setting forth Buyer’s good faith calculation of the Losses with respect thereto (a “Buyer Claim Notice”). The failure by Buyer to promptly deliver a Buyer Claim Notice under this Section 8.3.1(a) will not adversely affect the applicable Buyer Indemnified Party’s right to indemnification pursuant to Section 8.1, except to the extent (and only to the extent) any of the Sellers are materially prejudiced thereby in terms of the amount of Losses for which the Seller Indemnifying Parties are obligated to indemnify the Buyer Indemnified Parties. If, by the [***] following receipt by Seller 1 or the Seller Representative (the later thereof) of a Buyer Claim Notice (the “Dispute Period”), Buyer has not received from either Seller 1 or the Seller Representative notice in writing that Seller 1 or the Seller Representative objects to the Buyer Claim (or the amount of Losses set forth therein) asserted in such Buyer Claim Notice (a “Dispute Notice”), then (i) Seller 1 and the Seller Representative (on behalf of the Seller Indemnifying Parties) and the Seller Indemnifying Parties shall be conclusively deemed to have consented to the recovery by the applicable Buyer Indemnified Parties of the full amount of Losses specified in the Buyer Claim Notice and (ii) Seller 1, the Seller Representative and Buyer shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to pay to Buyer from the Escrow Amount the amount of Losses specified in the Buyer Claim Notice, subject to the provisions contained in this Article 8.
(b)Claims without Determinable Losses. Subject to the limitations set forth in this Article 8, if any Buyer Indemnified Party believes in good faith that it has a Buyer Claim, the amount of which cannot reasonably be determined by Buyer, then Buyer shall, as soon as reasonably practicable after it actually becomes aware of such Buyer Claim, notify both Seller 1 and the Seller Representative and, if applicable, the R&W Insurer by means of a Buyer Claim Notice (with a copy to the Escrow Agent if the Buyer Claim involves recovery against the Escrow Amount) that contains the information required by Section 8.3.1(a) (other than a good faith calculation of the Losses relating thereto) and a good faith estimate, if reasonably practicable, of Buyer’s calculation of the Losses with respect thereto. The failure by Buyer to promptly deliver a Buyer Claim Notice under this Section 8.3.1(b) will not adversely affect the applicable Buyer Indemnified Party’s right to indemnification pursuant to Section 8.1, except to the extent (and only to the extent) any Seller is materially prejudiced thereby in terms of the amount of Losses for which the Seller Indemnifying Parties are obligated to indemnify the Buyer Indemnified Parties. If Buyer has not received a Dispute Notice from either Seller 1 or the Seller Representative within the Dispute Period, then (i) Seller 1 and the Seller Representative (on behalf of the Seller Indemnifying Parties) and the Seller Indemnifying Parties shall be conclusively deemed to have consented to the recovery by the applicable Buyer Indemnified Parties of the full amount of Losses specified in the Buyer Claim Notice and (ii) Seller 1, the Seller Representative and Buyer shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to pay to Buyer from the Escrow Amount the amount of Losses specified from time to time as the amount of any such Buyer Claim becomes known, subject to the provisions contained in this Article 8.

(c)Disputes. If either Seller 1 or the Seller Representative timely delivers a Dispute Notice to Buyer within the Dispute Period (with a copy to the Escrow Agent if the Buyer Claim involves recovery against the Escrow Amount), Buyer, Seller 1 and the Seller Representative shall promptly meet and use their reasonable efforts to settle the dispute as to whether and to what extent the Buyer Indemnified Parties are entitled to indemnification hereunder on account of such Buyer Claim. If Buyer, Seller 1 and the Seller Representative are able to reach agreement [***] after Buyer receives such Dispute Notice, then Seller 1, the Seller Representative and Buyer shall deliver a joint written instruction to the Escrow Agent setting forth such agreement and instructing the Escrow Agent to pay to Buyer from the Escrow Amount an amount in accordance with such agreement. If Buyer, Seller 1 and the Seller Representative are unable to reach agreement [***] after Buyer receives such Dispute Notice, then either Buyer or Seller 1 or the Seller Representative may resort to other legal remedies in accordance with Section 9.8, subject to the limitations set forth in this Article 8. For all purposes of this Article 8, Buyer, Seller 1 and the Seller Representative shall cooperate with and make available to the other Party and its respective representatives all information, records and data, and shall permit reasonable access to its facilities and personnel, as may be reasonably required and reasonably requested in connection with the resolution of such dispute.
(d)Buyer Claim Notice. Notwithstanding anything in this Section 8.3.1 to the contrary, a Buyer Claim Notice may be updated and amended from time to time by Buyer delivering an updated or amended Buyer Claim Notice, so long as such update or amendment relates to the underlying facts and circumstances specifically set forth in such original Buyer Claim Notice.
8.3.2    Third Party Claims. Buyer shall determine and conduct the investigation, defense and the settlement, adjustment or compromise of any claim by a third party (including any Governmental Authority) against any Buyer Indemnified Party (a “Third Party Claim”), and all costs, expenses and other amounts incurred by Buyer in connection with such investigation, defense or settlement of such claim and the enforcement and protection of its rights under this Agreement in respect thereof (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs), shall constitute Losses for which the Buyer Indemnified Parties shall obtain indemnification for hereunder if it is ultimately determined that such Third Party Claim itself is indemnifiable under Section 8.1. No settlement, adjustment, compromise or entry of judgment shall be determinative of the existence or amount of Losses relating to such matter, except for any such settlement, adjustment, compromise or entry of judgement entered into or agreed to with the prior written consent of both Seller 1 and the Seller Representative (on behalf of the Seller Indemnifying Parties), such consent not to be unreasonably withheld conditioned or delayed. In the event that both Seller 1 and the Seller Representative have consented in writing to any such settlement, adjustment, compromise or entry of judgement, neither the Seller 1, Seller Representative nor any Seller Indemnifying Party shall have any power or authority to object under any provision of this Article 8 to the amount of any Buyer Claim by or on behalf of any Buyer Indemnified Party against the Escrow Amount or the Seller Indemnifying Parties in accordance with the provisions of this Article 8 for indemnification with respect to the amount of Losses contemplated by such settlement, adjustment, compromise or entry of judgement.
8.3.3    Seller Representative Participation. Seller 1 and the Seller Representative shall have the right to receive copies of all pleadings, notices and other written communications with the third party claimant or its counsel with respect to the Third Party Claim and may participate (with its own counsel and at the expense of the Seller Indemnifying Parties, which cannot be satisfied from the Escrow Amount) in, but not determine, the conduct of the defense of the Third Party Claim or settlement, adjustment or compromise negotiations with respect to the Third Party Claim. Buyer shall have the right, in its sole discretion, to determine the conduct of the defense of the Third Party Claim or the settlement, adjustment or compromise thereto.
8.3.4    Other Releases of the Escrow Amount. The then remaining portion of the Indemnity Escrow Amount held under the Escrow Agreement minus the amounts reasonably necessary to satisfy any and all unresolved or disputed Buyer Claims (and less the employer portion of any applicable social security, Medicare, unemployment or other employment, withholding or payroll Tax or similar amount owed by or imposed upon Buyer (or any of its Affiliated entities) as a result of or with respect to or attributable to the release of such funds to the extent such Tax or similar amount would constitute Transaction Expenses) set forth in any then pending Buyer Claim Notices shall automatically be released to the Sellers based on their Pro Rata Share thereof within five (5) Business Days after the date that is twenty-four (24) months after the Closing Date (the “Escrow Release Date) in accordance with this Agreement and the Escrow Agreement. Any portion of the Indemnity Escrow Amount held by the Escrow Agent following the Escrow Release Date with respect to any unresolved or disputed Buyer Claims that are not awarded to a Buyer Indemnitee upon the resolution of thereof (and less the employer portion of any applicable social security, Medicare, unemployment or other employment, withholding or payroll Tax or similar amount owed by or imposed upon Buyer (or any of its Affiliated entities) as a result of or with respect to or attributable to the release of such funds to the extent such Tax or similar amount would constitute Transaction Expenses) shall be released to the Sellers based on their Pro Rata Share thereof. All Losses payable to any Buyer Indemnified Party pursuant to this Agreement shall be paid in United States dollars.
8.4    [***]
8.5    Characterization of Indemnification Payments. All indemnification payments made pursuant to this Agreement shall be deemed to be and treated, to the extent permitted by Law, as an adjustment to the Total Purchase Price for all purposes.
8.6    Specific Performance; Exclusive Remedy. The Parties acknowledge and agree that any breach of this Agreement would give rise to irreparable harm for which monetary damages would not be an adequate remedy. The Parties accordingly agree that, in addition to other rights or remedies, each Party shall be entitled to enforce the terms of this Agreement by decree of specific performance without the necessity of proving the inadequacy of monetary damages as a remedy and to obtain preliminary, temporary and permanent injunctive relief against any breach or threatened breach of this Agreement, without posting any bond or other undertaking. With the exception of the foregoing, and except as provided in [***] and (in the case of the Sellers) excluding in respect of any payment obligation of the Buyer (including the payment of the Total Purchase Price and the VAT Refund) the Parties acknowledge and agree that, after the Closing, their sole and exclusive remedy with respect to any and all claims arising out of or pursuant to this Agreement, whether in contract or tort, in law or in equity, shall be pursuant to the indemnification provisions set forth in this Article 8.
ARTICLE 9
MISCELLANEOUS

9.1    Fees and Expenses. Except as expressly provided in this Agreement., each Party will pay all fees and expenses incurred by him, her or it incident to preparing for, entering into and performing his, her or its obligations under this Agreement and the consummation of the Transaction, whether or not the Transaction is consummated.
9.2    Notices. All notices or other communications permitted or required under this Agreement will be in writing and will be sufficiently given if and when hand delivered to the Persons set forth below or if sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, or by facsimile or email, provided that the receipt of such facsimile or email is promptly confirmed, electronically or otherwise, addressed as set forth below or to such other Person or Persons and/or at such other address or addresses as will be furnished in writing by any Party to the other Parties. Any such notice or communication will be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor in all other cases.
If to Buyer (or, following the Closing, the Company or TopCo):
NortonLifeLock Inc.
60 E. Rio Salado Parkway, Suite 1000
Temp, Arizona 85281
Attn: [***]
Email: [***]
With a copy (which will not constitute notice) to:
O’Melveny & Myers LLP

Two Embarcadero Center, 28th Floor
San Francisco, California 94111
Attn: [***]
Email: [***]
If to the Company or TopCo prior to the Closing:
[***] c/o Investcorp
Investcorp House
48 Grosvenor St.,
Mayfair
London
W1K 3HW
United Kingdom
Attn: [***]
Email: [***]
With a copy (which will not constitute notice) to:
[***] Proskauer Rose (UK) LLP
110 Bishopsgate
London
EC2N 4AY
United Kingdom
Attn: [***]
Email: [***]
If to Seller 1:
[***]c/o Investcorp International Inc.
280 Park Avenue
New York NY 10017
United States of America
Attn: [***]
Email: [***]
And:
[***]Paget-Brown Trust Company Ltd
Century Yard, Cricket Square
PO Box 1111, Grand Cayman KY1-1102
Cayman Islands
Email: [***]
Email: [***]
With a copy (which will not constitute notice) to:
[***] Proskauer Rose (UK) LLP
110 Bishopsgate
London
EC2N 4AY

United Kingdom
Attn: [***]
Email: [***]
If to the Seller Representative:
[***] c/o Avira, Inc.
c/o WeWork
75 E Santa Clara St.,
Suite 600 6th floor
San José
CA 95113
Attn: [***]
Email: [***]
With a copy (which will not constitute notice) to:
[***] Proskauer Rose (UK) LLP
110 Bishopsgate
London
EC2N 4AY
Attn: [***]
Email: [***]
Any Party may at any time change the address to which notices may be sent under this Section 9.2 by the giving of notice of the change to the other Parties in the manner set forth in this Section 9.2.
9.3    General Release.
9.3.1    Effective at the Closing, the Sellers, for themselves and their respective heirs, executors, beneficiaries, administrators, successors and assigns of each of the foregoing (each a “Releasor” and collectively, the “Releasors”), hereby irrevocably and unconditionally releases and forever discharges Buyer, the Acquired Companies, and each of their respective Affiliates, and the respective present and former directors, officers, managers, equityholders, partners, members, employees, controlling persons, predecessors, heirs, successors and assigns of each of the foregoing (collectively, the “Releasees”) from any and all claims, suits, demands, causes of action, contracts, covenants, obligations, debts, costs, expenses, attorneys’ fees, and other liabilities of whatever kind or nature in law or equity, by statute or otherwise, whether now known or unknown, vested or contingent, suspected or unsuspected, and whether or not concealed or hidden, which have existed or may have existed, or which do exist or may exist (“Claims”), which such Releasor now has, has ever had or may hereafter have against any of the Releasees arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing relating to the Acquired Companies, including any released Claims relating to or arising out of such Releasor’s direct or indirect ownership of the Transferred Interests, with the exception of, in each case, with respect to the applicable Releasor: (a) any rights of such Releasor relating to or arising out of this Agreement and the other Seller Transaction Documents, (b) any accrued or earned and unpaid salary, wages, expenses or reimbursements relating to employment with the Acquired Companies in the period prior to Closing, and (c) unreimbursed claims under employee health and welfare plans in the period prior to the Closing, if applicable (collectively, but not including the matters in clauses (a) through (c), the “Released Claims”).
9.3.2    Each Releasor hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Released Claim or commencing, instituting or causing to be commenced any Proceeding of any kind against any Releasee based upon any matter purported to be released hereby. Each Releasor understands that applicable Law may give him, her or it the right not to release existing claims of which he, she or it is not aware, unless he, she or it voluntarily chooses to waive this right. Having been so apprised, each Releasor nevertheless hereby voluntarily elects to and does waive the rights described in any such applicable Law, and elects to assume all risks for claims that exist, existed or may hereafter exist in his, her or its favor, known or unknown, arising out of or related to liabilities arising from any claims or other matters released pursuant to this release.
9.3.3    Disclaimer. Notwithstanding anything herein to the contrary, the representations and warranties of Sellers expressly set forth in Article 2 and the representations and warranties regarding the Sellers, TopCo and the Company expressly set forth in Article 3, are and shall constitute the sole and exclusive representations and warranties made with respect to Sellers, TopCo and the Company in connection with this Agreement and the transactions contemplated hereby. Except for the representations and warranties expressly set forth in Article 2 and Article 3, none of Sellers, TopCo nor the Company nor any other Person has made or is making any express or implied representations or warranties, statutory or otherwise, of any nature, including with respect to any express or implied representation or warranties as to the merchantability, quality, quantity, suitability or fitness for any particular purpose of the business or the assets of the Acquired Companies. Except for the representations and warranties expressly set forth in Article 2 and Article 3, all other warranties, express or implied, statutory or otherwise, of any nature, including with respect to any express or implied representation or warranty as to the merchantability, quality, quantity, suitability or fitness for any particular purpose of the business or the assets of the Acquired Companies, are hereby expressly disclaimed. Buyer represents, warrants, covenants and agrees, on behalf of itself and its Affiliates, that (a) in determining to enter into and consummate this Agreement and the transactions contemplated hereby, it is not relying upon, and has not been induced by, any representation or warranty made or purportedly made by or on behalf of any Person, other than those expressly made in Article 2 and Article 3, and (b) any estimate, projection forecast, plan, budget or other prediction, any data, any financial information or any memoranda or offering materials or presentations, including any memoranda and materials provided by or on behalf of Sellers, the Acquired Companies or any other Person (including information contained in any data room, management presentation, due diligence call, meeting or discussion, estimate, projection or forecast or similar materials), are not, and all of the foregoing materials and all similar materials shall not be deemed to be or to include, representations or warranties, except to the extent explicitly set forth in Article 2 and Article 3.
9.3.4    Due Diligence Review and Disclaimer. The Buyer represents, warrants, covenants and agrees, on behalf of itself and its Affiliates, that: (a) it is a sophisticated purchaser and, together with its own expert advisors including legal counsel, has completed to its satisfaction its own analysis, and due diligence investigation, and based thereon, formed its own independent judgment with respect to the Transferred Interests and the Acquired Companies; (b) it has been furnished with or given access to such documents and information about the Acquired Companies and their respective businesses and operations as it and its representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby; (c) in entering into this Agreement, it has relied solely upon its own investigation and analysis and the representations and warranties regarding (i) Sellers expressly contained in Article 2 and Article 3 hereof, (ii) the Company and TopCo expressly contained in Article 3 hereof; (d) other than the representations and warranties contained in Article 2 and Article 3, hereof, no representation or warranty has been or is being made, whether directly or indirectly, by Sellers, the Company, TopCo or any other Person as to the accuracy or completeness of any of the information provided or made available to Buyer or any of its representatives, including the accuracy or completeness of any information contained in any data room, management presentation, due diligence call, meeting or discussion, estimate, projection or forecast or similar materials; and (e) there are uncertainties inherent in attempting to make estimates, projections, forecasts, plans, budgets and similar materials and information. Buyer also acknowledges and agrees that neither it nor any other Person has relied or will rely on any information (including the information described above) regarding the Sellers, TopCo or the Company with respect to this Agreement and the transactions contemplated hereby except to the extent any such information is expressly included in the representations set forth in Article 2 and Article 3. Notwithstanding any of the foregoing, the Buyer acknowledges and agrees that it is not entitled to bring any claim for indemnification under Section 8.1.1(a) to the extent relating to any member of the BullGuard Group to the extent that [***]. [***].
9.3.5    Waiver of Conflict. Recognizing that Proskauer Rose LLP (“Proskauer”), has acted as legal counsel to the Acquired Companies, Sellers, and certain of their respective Affiliates prior to date hereof, and that Proskauer intends to act as legal counsel to Sellers and their Affiliates after the Closing, Buyer hereby waives, on its own behalf and agrees to cause its Affiliates and the Acquired Companies to waive, any conflicts that may arise in connection with Proskauer representing Sellers or their respective Affiliates after the Closing as such representation may relate to [***]. [***]. [***] Notwithstanding the foregoing, none of the Acquired Companies is waiving any attorney-client privilege (including relating to the negotiation, documentation and consummation of the transactions contemplated hereby) in connection with any third party litigation.
9.4    Assignment and Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, by operation of Law or otherwise, by any Party to any other Person without the prior written consent of Buyer and the Seller Representative, and any such attempted assignment will be null and void; provided, however, that Buyer may assign its rights and obligations under this Agreement or any of the Buyer Transaction Documents to an Affiliate of Buyer or to the acquiror or successor in interest in connection with any direct or indirect sale (whether equity or all or substantially all of the assets), merger, consolidation or similar reorganization of such Person or its business, in each case without the consent of any other party to this Agreement or the Buyer Transaction Documents, provided further, however, that no such assignment shall relieve the assigning party of any of its obligations hereunder. Subject to the foregoing, this Agreement and the rights and obligations in this Agreement will inure to the benefit of, and be binding upon, the Parties and each of their respective permitted successors, heirs and assigns.
9.5    Amendment, Modification and Waiver; Remedies Cumulative. Any provision of this Agreement may be amended, modified, extended or waived, but only by a written instrument signed by Buyer and the Seller Representative (or, with respect to a waiver, by a written instrument signed by the Party entitled to receive the benefit of the matter being waived). The waiver by a Party of any breach of any provision of this Agreement will not constitute or operate as a waiver of any other breach of such provision or of any other provision hereof, nor will any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies herein provided to Buyer shall be cumulative and not exclusive of any rights or remedies provided by Law except as otherwise expressly provided in Article 8.
9.6    Interpretation.
9.6.1    Except as otherwise provided or unless the context otherwise requires, whenever used in this Agreement, (a) any noun or pronoun will be deemed to include the plural and the singular, (b) the use of masculine pronouns will include the feminine and neuter, (c) the terms “include” and “including” will be deemed to be followed by the phrase “without limitation,” (d) the word “or” will be inclusive and not exclusive, (e) all references to Sections or Articles refer to the Sections or Articles of this Agreement, all references to Schedules refer to the Schedules attached to or delivered with this Agreement, as appropriate, and all references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part of this Agreement for all purposes, (f) each reference to “herein” means a reference to “in this Agreement,” (g) each reference to “$” or “dollars” will be to United States dollars and each reference to “€” will be to the Euro, (h) each reference to “days” will be to calendar days, and (i) unless otherwise specified, each reference to any Law will be to such Law as amended, supplemented, or otherwise modified from time to time.
9.6.2    The provisions of this Agreement will be construed according to their fair meaning and neither for nor against any Party irrespective of which Party caused such provisions to be drafted. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the Party that drafted it is of no application and is hereby expressly waived. Each Party acknowledges that he, she or it has been represented or has had the opportunity to be represented by an attorney in connection with the preparation and execution of the Transaction Documents. Each Party warrants that he, she or it is of legal competence or legal capacity, and is free, without duress, to execute this Agreement, and that he, she or it has done so of his, her or its own free will and accord, without reliance on any representation of any kind or character not expressly set forth herein. Each Party acknowledges that O’Melveny & Myers LLP is acting solely as counsel to Buyer and no other party in connection with this Agreement and the other Transaction Documents and all transactions set forth herein and therein.

9.6.3    Data Room and Disclosure Schedule. The Disclosure Schedule is arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the disclosures in any section or subsection of the Disclosure Schedule will qualify its corresponding section or subsection in Article 2 or Article [***]. Any matter disclosed in any of the Data Room or Disclosure Schedule will not be deemed an admission or representation as to the materiality of the item so disclosed. Nothing in the Data Room or Disclosure Schedule constitutes an admission of any liability or obligation of the Company, TopCo or any Seller, as the case may be, to any third party or will confer or give to any third party any remedy, claim, liability, reimbursement, cause of action or other right.
9.7    Governing Law. This Agreement is made pursuant to, and will be construed and enforced in accordance with, the laws of the State [***], USA irrespective of the principal place of business, residence or domicile of the Parties, and without giving effect to otherwise applicable principles of conflicts of Law that would give effect to the Laws of another jurisdiction, except that the Transfer Deed shall be governed by German law.
9.8    Disputes. Except as contemplated by Section 1.4.3, any disputes under or in connection with this Agreement (“Disputes”) shall be resolved pursuant to this Section 9.8 by traditional court proceedings. Each Party (a) irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of [***] or if such dispute may not be brought in such court for jurisdictional reasons, in the United States District Court in [***] (the “Chosen Courts”); (b) irrevocably waives any objection to laying venue in any such action or proceeding in the Chosen Courts; and (c) irrevocably waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over such Party. Each of the Parties irrevocably waives any objections or immunities to jurisdiction to which he, she or it may otherwise be entitled or become entitled (including sovereign immunity, immunity to pre-judgment attachment, post-judgment attachment and execution) in any Proceeding against him, her or it arising out of or relating to this Agreement or the Transaction which is instituted in any Chosen Court. Each Seller hereby irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents in any Proceeding against such Seller by serving a copy thereof upon Seller 1 and the Seller Representative (whether or not the appointment of such agent shall for any reason prove to be ineffective or such agent shall accept or acknowledge such service) or by sending copies thereof by a recognized next day courier service to such Seller. Each of the Seller 2, Seller 3 and Seller 4 hereby irrevocably and unconditionally designates, appoints and empowers the Seller Representative (including any replacement thereof) as their designee, appointee and agent to receive, accept and acknowledge for and on each of their respective behalves service of any and all legal process, summons, notices and documents that may be served in any Proceeding brought against any such Seller in any Chosen Court with respect to their obligations, liabilities or any other matter arising out of or in connection with this Agreement and the Transaction. Each Seller agrees that the failure of either Seller 1 or the Seller Representative to give any notice of such service to it shall not impair or affect in any way the validity of such service or any judgment rendered in any Proceeding based thereon. Each Seller agrees that service of process may also be effected by certified or registered mail, return receipt requested, or by reputable overnight courier service, directed to Seller 1 and the Seller Representative at the address set forth herein in Section 9.2, and service so made shall be completed when received. Each Party agrees that a final judgment in any action so brought will be conclusive and may be enforced by suit on the judgment or in any other manner provided at law or in equity. [***].
9.9    Severability. If any provision of this Agreement (or portion thereof) or the application of any such provision (or portion thereof) to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced pursuant to any applicable Law or public policy, all other provisions of this Agreement (or remaining portion of such provision) will nevertheless remain in full force and effect. Upon such determination by a court of competent jurisdiction that any provision (or portion thereof) of this Agreement is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner, to the end that the Transaction as originally contemplated is fulfilled to the extent possible.
9.10    Counterparts; Third-Party Beneficiaries. This Agreement may be executed in one or more counterparts, including by facsimile or PDF transmission, each of which will be deemed an original, but all of such counterparts together will be deemed to be one and the same agreement. This Agreement will be binding upon and inure solely to the benefit of each Party, and, with respect to the Buyer Indemnified Parties and Article 9 nothing in this

Agreement, express or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
9.11    Entire Agreement. This Agreement, together with the Disclosure Schedule, and the other Transaction Documents, constitute the entire agreement among the Parties with respect to the Transaction and supersede all prior and contemporaneous agreements and understandings, both written and oral, with respect to the subject matter hereof.
9.12    Attorneys’ Fees; Notary Fees.
9.12.1    Attorneys’ Fees. Except as set forth in this Agreement, in the event of any dispute related to or based upon this Agreement, [***].
9.12.2    Notary Fees. Any notary fees in connection with signing of this Agreement or any transaction contemplated under this Agreement shall be borne [***] (the “Notary Fees”).
9.13    Seller Representative.
9.13.1    [***] is hereby constituted and appointed as agent and attorney-in-fact for and on behalf of the Sellers 2 to 4 and is the Seller Representative for all purposes under this Agreement. The Seller Representative is not appointed as agent or attorney-in-fact for or on behalf of Seller 1. Without limiting the generality of the foregoing, the Seller Representative has full power and authority, on behalf of each Seller (excluding Seller 1) and his, her or its successors and assigns, to (a) interpret the terms and provisions of this Agreement, any ancillary agreement contemplated hereby and the documents to be executed and delivered by the Sellers in connection herewith, including the Escrow Agreement, (b) execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement, including the Escrow Agreement, (c) receive service of process in connection with any claims under this Agreement or the Escrow Agreement, (d) agree to, negotiate and enter into settlements and compromises of, and assume the defense of, claims, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any claims under this Agreement, any ancillary agreement contemplated hereby or any other documents to be executed and delivered by any of the Sellers (excluding Seller 1), and take all actions necessary or appropriate in the judgment of the Seller Representative for the accomplishment of the foregoing, (e) give and receive notices and communications, (f) take all actions necessary or appropriate in the judgment of the Seller Representative on behalf of the Sellers (excluding Seller 1) in connection with this Agreement, (g) make any determinations and settle any matters in connection with the adjustments to the Total Purchase Price contemplated by this Agreement, (h) authorize delivery to any Buyer Indemnified Party of the Escrow Amount or any portion thereof in satisfaction of claims brought by any Buyer Indemnified Party for Losses, (i) distribute the Escrow Amount and any earning and proceeds thereon, and (j) deduct, hold back or redirect any funds that may be payable to any Seller pursuant to the terms of this Agreement, the Escrow Agreement or any agreements or documents executed and delivered in connection herewith in order to pay, or establish a reserve for, (i) any amount that may be payable by such Seller hereunder or (ii) any costs, fees, expenses and other liabilities incurred by the Seller Representative (in its capacity as such) in connection with this Agreement or its rights or obligations hereunder. The Seller Representative shall have authority and power to act on behalf of each Seller Indemnifying Party (excluding Seller 1) with respect to the disposition, settlement or other handling of all claims under Article 8 and all rights or obligations arising under Article 8. The Seller Indemnifying Parties (excluding Seller 1) shall be bound by all actions and decisions taken and consents and instructions given by the Seller Representative in connection with Article 8, and Buyer and other Buyer Indemnified Partiers and the Escrow Agent shall be entitled to rely on, and shall be relieved from any liability to any Person for any acts done by them in accordance with, any such action, decision, consent or instruction of the Seller Representative. After the Closing, notices or communications to or from the Seller Representative shall constitute notice to or from each Seller Indemnifying Party other than Seller 1.
9.13.2    Such agency may be changed by the Sellers holding a majority of the Shares (the “Requisite Majority”) from time to time upon not less than five days’ prior written notice to Buyer. The Seller Representative, or any successor hereafter appointed, may resign at any time by providing prior written notice to Buyer and the Escrow Agent at least five days prior to such resignation, which notice shall specify the Person replacing the Seller Representative, the effective date of such replacement, the U.S. mailing address, electronic mail address and telephone and facsimile numbers for such Person and other information reasonably requested by Buyer or the Escrow Agent. A successor Seller Representative will be named by the Requisite Majority, and agree to serve as the Seller Representative pursuant to the terms of this Agreement and the Escrow Agreement, prior to any such resignation and shall be a Person principally located in the United States. All power, authority, rights and privileges conferred in this Agreement to Travis Witteveen as the Seller Representative will apply to any successor Seller Representative.
9.13.3    The Seller Representative will not be liable for any act done or omitted under this Agreement as the Seller Representative while acting in good faith, and any act taken or omitted to be taken pursuant to the advice of counsel will be conclusive evidence of such good faith. Buyer agrees that it will not look to the personal assets of the Seller Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Company (pre‑Closing), TopCo (pre-Closing) or the Sellers. In performing any of its duties under this Agreement or any agreements or documents executed and delivered in connection herewith, the Seller Representative will not be liable to the Sellers for any Losses that any Person may incur as a result of any act, or failure to act, by the Seller Representative under this Agreement or any agreements or documents executed and delivered in connection herewith, and the Seller Representative will be indemnified and held harmless by the Sellers for all Losses, except to the extent that the actions or omissions of the Seller Representative were taken or omitted not in good faith. The limitation of liability provisions of this Section 9.13.3 will survive the termination of this Agreement and the resignation of the Seller Representative.
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IN WITNESS WHEREOF, each Party has duly executed this Agreement, or has caused this Agreement to be duly executed on his, her or its behalf by a duly authorized Representative, all as of the date first set forth above.
“COMPANY”
On behalf s Alpaca HoldCo GmbH
By: /s/
Name:
Title:

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, each Party has duly executed this Agreement, or has caused this Agreement to be duly executed on his, her or its behalf by a duly authorized Representative, all as of the date first set forth above.
“SELLER REPRESENTATIVE”
/s/ Travis Witteveen
Travis Witteveen

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, each Party has duly executed this Agreement, or has caused this Agreement to be duly executed on his, her or its behalf by a duly authorized Representative, all as of the date first set forth above.
“BUYER”
NortonLifeLock Inc.
By: /s/ Vincent Pilette
Name:    Vincent Pilette
Title:     CEO

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, each Party has duly executed this Agreement, or has caused this Agreement to be duly executed on his, her or its behalf by a duly authorized Representative, all as of the date first set forth above.
“TOPCO”
On behalf of Alpaca TopCo GmBH
By: /s/ Travis Witteveen
Name:
Title:

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, each Party has duly executed this Agreement, or has caused this Agreement to be duly executed on his, her or its behalf by a duly authorized Representative, all as of the date first set forth above.
“SELLER 1”
On behalf of Cyber Holdings Limited
By: /s/ The Director Ltd.
Name: The Director Ltd.
Title: Director

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, each Party has duly executed this Agreement, or has caused this Agreement to be duly executed on his, her or its behalf by a duly authorized Representative, all as of the date first set forth above.
“SELLER 2”
/s/ Tjark Engelhard Auerbach
Tjark Engelhard Auerbach

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, each Party has duly executed this Agreement, or has caused this Agreement to be duly executed on his, her or its behalf by a duly authorized Representative, all as of the date first set forth above.
“SELLER 3”
/s/ Travis Witteveen
Travis Witteveen

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, each Party has duly executed this Agreement, or has caused this Agreement to be duly executed on his, her or its behalf by a duly authorized Representative, all as of the date first set forth above.
“SELLER 4”
/s/ Matthias Ollig
Matthias Ollig

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT